                          ACKNOWLEDGEMENT AND AMENDMENT


         The undersigned parties to the Agreement and Plan of Reorganization and Merger dated August 26, 1996 (as amended by Amendment No. 1, the "Agreement") have executed this Acknowledgment and Amendment in order to confirm certain matters identified hereinafter.

         WHEREAS, the Agreement provides for the acquisition by CoBancorp Inc., an Ohio corporation (the "Corporation"), of Jefferson Savings Bank, an Ohio-chartered savings association ("Jefferson"), by means of the merger of PRIMESavings Bank, an interim savings association organized under Ohio law as a subsidiary of the Corporation in order to facilitate the acquisition of Jefferson ("Prime"), with and into Jefferson, with Jefferson being the surviving or resulting corporation in such merger (the "Merger");

         WHEREAS, in connection with such acquisition certain applications have been filed by the Corporation, Prime or Jefferson with the Ohio Division of Financial Institutions (the "Division"), the Federal Deposit Insurance Corporation (the "FDIC") and the Federal Reserve Bank of Cleveland (the "Reserve Bank");

         WHEREAS, the terms of such acquisition and Merger as set forth in the foregoing applications are not consistent in every respect with the terms originally contemplated by and set forth in the Agreement, but rather reflect modifications to the terms of the acquisition and Merger agreed to by the parties to such Agreement in accordance with the terms of the Agreement; and

         WHEREAS, the parties to the Agreement intend that this Acknowledgement and Amendment shall reflect the changes in the terms of the acquisition and Merger from the terms set forth in the Agreement.

         NOW, THEREFORE, the parties to the Agreement hereby acknowledge and agree as follows:

1. The terms of the Agreement notwithstanding, the name of the surviving or resulting corporation in the Merger will be "Jefferson Savings Bank."

2. The directors and officers of Jefferson will be the initial directors and officers of the surviving or resulting corporation in the Merger, except that Mr. James R. Bryden will serve as President of Jefferson following the Merger.

3. In connection with the Merger, Prime's sole share of authorized capital stock, par value $100 per share, shall be converted into 3,535 shares of Jefferson capital stock, par value $100 per share.

4. To the extent the foregoing terms are inconsistent with the terms of the Agreement, the Agreement is hereby amended and the terms of this Acknowledgement and Amendment supersede inconsistent terms of the Agreement.

        IN WITNESS WHEREOF, each of the parties to the Agreement has duly executed and delivered this Acknowledgement and Amendment, or has caused this Acknowledgement and Amendment to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, as of this 3lst day of December, 1996.

ATTEST:                                    JEFFERSON SAVINGS BANK


/s/ Lisa J. Viel                   By: /s/ James E. Campbell
----------------                   ---------------------------------------
                                                 James E. Campbell
                                      Its: President and Chief Executive Officer


ATTEST:                                   COBANCORP INC.


/s/                                By: /s/ John S. Kreighbaum
----------------                   ---------------------------------------
                                                   John S. Kreighbaum
                                         Its:  Chairman, President and Chief
                                                 Executive Officer


ATTEST:                                   PRIMESAVINGS BANK


/s/ Timothy W. Esson                By: /s/ John S. Kreighbaum
--------------------                ---------------------------------------
Timothy W. Esson                                    John S. Kreighbaum
Secretary and Treasurer                   Its:  President and Chief Executive

                      AMENDMENT NO. 1 TO AGREEMENT AND PLAN
                          OF REORGANIZATION AND MERGER


         This Amendment No. 1 (the "Amendment") to the Agreement and Plan of Reorganization and Merger (the "Agreement") by and among CoBancorp Inc., an Ohio corporation (the "CoBancorp") and PrimeSavings Bank, an Ohio-chartered savings and loan association in formation ("Acquisition") and Jefferson Savings Bank, an Ohio-chartered savings and loan association ("Jefferson").

         WHEREAS, the parties have on this date entered into an Agreement and, in connection therewith, wish to provide for certain contingencies which may affect the value of Jefferson.

         NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Definitions.
                  ------------

                  All capitalized terms used herein shall have the meaning set forth in the Agreement unless otherwise defined herein. As used in this Amendment the following terms have the definitions indicated:

                  Subject Litigation - Shall mean the item or items of litigation described in the supplemental exhibit delivered by Jefferson on this date.

                  Expenses of the Subject Litigation - Shall mean all costs incurred on or after August 21, 1996 in defending against the Subject Litigation and all amounts paid pursuant to a non-appealable final order in the Subject Litigation or in settlement of the Subject Litigation; in each case reduced by the tax benefit which has accrued or will accrue to Jefferson or CoBancorp (on a consolidated basis), as a result of the incurrence of such cost or making of such payment.

         2.       Purchase Price Adjustment - Pre Closing.
                  ----------------------------------------

                  If the Subject Litigation has been the subject of a final non-appealable order or has been settled prior to Closing, the Consideration provided in Section 3.2 of the Agreement shall be further adjusted by deducting therefrom the Expenses of the Subject Litigation and the Consideration per share shall be proportionately reduced; provided that in no event shall the Consideration adjustment exceed in the aggregate the sum of $250,000.00 or $70.72 per share.

         3.       Purchase Price Adjustment - Post Closing.
                  -----------------------------------------

                  (a) If the Subject Litigation has not been the subject of a final non-appealable order and has not been settled prior to Closing, the parties shall enter into an Escrow Agreement funded in the amount of $250,000 substantially in the form of Exhibit A attached hereto which shall provide for the payment of the Expenses of the Subject Litigation after the same is finally settled or the subject of a final non-appealable order, and for the transmission of any remaining funds to the Shareholders of Jefferson (prior to the Closing) pro rata in proportion to their shareholdings.

                  (b) If such post closing adjustment is necessary, CoBancorp will use its best efforts to minimize Expenses of the Subject Litigation. The Shareholders of Jefferson (prior to the Closing) are intended and agreed to be third party beneficiaries of this subsection (3b).

         4.       Confirmation of the Agreement.
                  -------------------------------

                  In all other respects the Agreement is confirmed as of this date.


Agreed by the parties written above this 26th day of August, 1996.


JEFFERSON SAVINGS BANK                               COBANCORP INC.


By:      /s/ James E. Campbell                By:      /s/ Lois E. Gunning
        -----------------------                        ---------------------
Its:    President and Chief Executive Officer              Corporate Secretary



PRIMESAVINGS BANK


By:      /s/ Lois E. Gunning
         -----------------------

     Corporate Secretary

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                      AMONG

                                 COBANCORP INC.

                                PRIMESAVINGS BANK

                                       AND

                             JEFFERSON SAVINGS BANK

                                 AUGUST 26, 1996

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement") is dated as of August 26, 1996, by and among CoBancorp Inc., an Ohio corporation (the "Company"), PRIMESavings Bank, an Ohio-chartered savings and loan association in formation ("Acquisition"), and Jefferson Savings Bank, an Ohio-chartered savings and loan association ("Jefferson").

         WHEREAS, the respective Boards of Directors of the Company and Jefferson have approved and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Acquisition with and into Jefferson (the "Merger") pursuant to the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, it is expected that the Board of Directors of Acquisition will, upon its formation, approve the merger of Acquisition with and into Jefferson pursuant to the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1. DEFINITIONS. As used in this Agreement, the following terms have the definitions indicated. To the extent any of these definitions conflicts with any of the definitions set forth in the recitals to this Agreement, the definitions in this Section 1 shall control.

ACQUISITION shall mean PRIMESavings Bank, an Ohio-chartered savings and loan association in formation under Chapter 1151 of the ORC, and wholly owned subsidiary of the Company.

ACQUISITION PROPOSAL shall have the meaning assigned to such term in Section 7.4 of this Agreement.

AFFILIATE of a party shall mean any person, partnership, corporation, association or other legal entity directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with that party.

AGREEMENT means this Agreement and Plan of Reorganization and Merger, including all schedules, exhibits and annexes attached to or incorporated by specific reference as a part of this Agreement, as well as any amendments to this Agreement adopted after the date hereof.

APPLICABLE ENVIRONMENTAL LAWS shall have the meaning assigned to such term in
Section 5.15 of this Agreement.

ARTICLES OF INCORPORATION shall, with respect to the Company, mean its Second Amended and Restated Articles of Incorporation. With respect to Jefferson, such term shall mean its Articles of Incorporation, as the same may have been amended or restated.

BALANCE SHEET DATE shall have the meaning assigned to such term in Section 4.8 of this Agreement.

BENEFIT ARRANGEMENTS shall have the meaning assigned to such term in Section 5.25(c) of this Agreement.

BHCA shall mean the Bank Holding Company Act of 1956, 12 U.S.C. 1841, et seq.

BMA shall mean the Bank Merger Act, 12 U.S.C. 1828(c).

BROKERED DEPOSITS shall mean all deposits of Jefferson on which Jefferson has paid a commission or an interest rate significantly higher than that paid by Jefferson to the general depositors of Jefferson.

BUSINESS DAY shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized by financial institutions in Ohio.

CERCLA shall have the meaning assigned to such term in Section 5.15(a) of this Agreement.

CERCLIS shall have the meaning assigned to such term in Section 5.15(c) of this Agreement.

CERTIFICATE OF MERGER shall have the meaning assigned in Section 2.1(a) of this Agreement.

CLOSING shall have the meaning assigned to such term in Section 3.1 of this Agreement.

CLOSING DATE shall mean the date on which the Closing occurs.

CODE shall mean the Internal Revenue Code of 1986, as amended.

COMPANY shall mean CoBancorp Inc., an Ohio corporation having its principal place of business at 124 Middle Avenue, Elyria, Ohio 44035.

COMPANY FINANCIAL STATEMENTS shall mean (i) audited consolidated balance sheets for the Company and its Subsidiaries as of the end of the Company's last two fiscal years, (ii) audited consolidated statements of income, stockholders' equity, and cash flows for each of the last three fiscal years, including the notes to said audited consolidated financial statements, together with the reports of the Company's independent certified public accountants pertaining to said audited consolidated financial statements and (iii) the unaudited consolidated balance sheets and consolidated statements of income and cash flows (including related notes) of the Company and its Subsidiaries for each of the quarters ended or ending after January 1, 1996, as filed by the Company with the Securities and Exchange Commission.

CONSIDERATION shall have the meaning given in Section 3.2(a) of this Agreement.

CONTROL OR CONTROL shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

DEPOSITS shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of Jefferson.

DISSENTING STOCK shall have the meaning assigned to such term in Section 3.2(c) of this Agreement.

EFFECTIVE DATE shall mean the date on which the Effective Time occurs.

EFFECTIVE TIME shall have the meaning assigned to such term in Section 2.1(a) of this Agreement.

EMPLOYEE PENSION BENEFIT PLANS shall have the meaning assigned to such term in
Section 5.25(a) of this Agreement.

EMPLOYEE WELFARE BENEFIT PLANS shall have the meaning assigned to such term in
Section 5.25(b) of this Agreement.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

EXCHANGE AGENT shall mean Registrar & Transfer Company.

FDIA shall mean the Federal Deposit Insurance Act, 12 U.S.C. 1811, et seq.

FDIC means the Federal Deposit Insurance Corporation, or any successor thereto.

FIXED ASSETS shall mean the furniture, fixtures and equipment of the referenced Party.

FRB shall mean the Board of Governors of the Federal Reserve System.

GAAP shall meaning generally accepted accounting principles, consistently applied.

GOVERNMENT APPROVALS shall have the meaning assigned to such term in Section 4.4 of this Agreement.

HAZARDOUS SUBSTANCES shall have the meaning assigned to such term in Section 5.15(a) of this Agreement; provided, that Hazardous Substances shall not include commercially available consumer products reasonably appropriate for use in or for routine maintenance or upkeep of an office of a financial institution as long as such products are used in accordance with label instructions.

HOLA shall mean the Home Owners' Loan Act of 1933, 12 U.S.C. 1461, et seq.

JEFFERSON shall mean Jefferson Savings Bank, an Ohio-chartered savings and loan association, which has its administrative office at 5060 Parkcenter Boulevard, Dublin, Ohio 43017.

JEFFERSON COMMON STOCK shall have the meaning assigned to such term in Section 3.2(b) of this Agreement.

JEFFERSON EMPLOYEE PLANS shall mean any pension plan, profit sharing plan, deferred compensation plan, stock option plan, cafeteria plan, and any other such or related benefit plan or arrangement offered or funded by Jefferson to or for the benefit of the officers, directors or employees of Jefferson, including but not limited to any plan maintained by Jefferson under Section 401(k) of the Code.

JEFFERSON FINANCIAL STATEMENTS shall mean (i) audited consolidated balance sheets for Jefferson as of the end of Jefferson's last two fiscal years, (ii) audited consolidated statements of income, stockholders' equity, and cash flows for each of the last three fiscal years, including the notes to said audited consolidated financial statements, together with the reports of Jefferson's independent certified public accountants pertaining to said audited consolidated financial statements and (iii) the unaudited consolidated balance sheets and statements of income and cash flows (including related notes) of Jefferson for each of the quarters ended or ending after July 1, 1995.

MERGER shall, as described in Section 2.1 of this Agreement, mean the merger of Acquisition with and into Jefferson, which shall survive the Merger as the Surviving Corporation. The Merger shall be effected by execution of a Certificate of Merger by the Parties hereto and filing of such Certificate of Merger with the Secretary of the State of Ohio in accordance with ORC 1701.81.

MORTGAGE LOAN shall have the meaning assigned to such term in Section 5.23 of this Agreement.

NOTICE shall have the meaning assigned to such term in Section 10.1 of this Agreement.

OGCL shall mean the Ohio General Corporation Law, as amended, Ohio Revised Code Chapter 1701.

ORC shall mean the Ohio Revised Code.

OTS shall mean the Office of Thrift Supervision, or any successor thereto.

PARTIES shall mean Jefferson, the Company and Acquisition, collectively; Jefferson on one hand, or the Company and Acquisition on the other, may sometimes be referred to as a PARTY.

PENSION PLAN shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

PER SHARE CONSIDERATION shall have the meaning given in Section 3.2(b) of this Agreement.

PERSON shall mean any natural person, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

PROXY STATEMENt shall mean the proxy statement to be used by Jefferson to solicit proxies for use at the Shareholders' Meeting in order to obtain the approval and adoption of the Jefferson shareholders of this Agreement and the Merger contemplated hereby, including any form of proxy, notice of meeting, letter to shareholders or other accompanying materials.

RCRA shall have the meaning assigned to such term in Section 5.15(a) of this Agreement.

REALTY shall mean the real property of Jefferson or its subsidiary owned or leased by Jefferson or its subsidiary.

RECORD HOLDERS or RECORD HOLDER shall mean shareholders of record of Jefferson Common Stock issued and outstanding immediately prior to the Effective Time.

RECORDS shall mean all available records, minutes of meetings of the Board of Directors, committees and shareholders of Jefferson, original instruments and other documentation, pertaining to Jefferson or its subsidiary, Jefferson's or its subsidiary's assets (including plans and specifications relating to the Realty), Jefferson's or its subsidiary's liabilities, the Jefferson Common Stock, the Deposits and the loans, and all other business and financial records which are necessary or customary for use in the conduct of Jefferson's or its subsidiary's business by the Company and Acquisition on and after the Effective Time of the Merger as it was conducted prior to the Closing Date.

REGULATORY AUTHORITIES shall mean, collectively, the FDIC, the FRB, the OTS and the Ohio Division of Financial Institutions or the Superintendent thereof, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Agreement.

RELEASE shall have the meaning assigned to such term in Section 5.15(b)(i) of this Agreement.

SAIF shall mean the Savings Association Insurance Fund administered by the FDIC.

SHAREHOLDERS' MEETING shall mean the special meeting of the shareholders of Jefferson to be held pursuant to Section 7.1 of this Agreement and ORC Chapter 1151, including any adjournment or adjournments thereof.

SUBSIDIARIES shall mean all of those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding voting equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, any such entity that is a joint venture of the parent or of a Subsidiary of the parent, or any such entity the equity securities of which are owned or controlled in a fiduciary capacity or through a small business investment corporation.

SUBSIDIARY COMMON STOCK shall have the meaning given in Section 5.11 of this Agreement.

SURVIVING CORPORATION shall mean Jefferson as the corporation resulting from the consummation of the merger as set forth in Section 2.1(b) of this Agreement.

TARGET DATE shall have the meaning given in Section 9.1(b) of this Agreement.

                                   ARTICLE II
                          THE REORGANIZATION AND MERGER

2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger is to be accomplished in the manner described herein.

         (a) Effective Time. Upon satisfaction of all conditions to Closing (as hereinafter defined), the Merger shall become effective on the date and at the time of filing of the Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Ohio, in such form as required by, and executed in accordance with the relevant provisions of Ohio Law, or such later date and time as shall be specified in such certificate (the "Effective Time").

         (b) Effects of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Ohio Law, at the Effective Time Acquisition shall be merged with and into Jefferson. As a result of the Merger, the separate corporate existence of Acquisition shall cease, Jefferson shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), and the effect of the Merger shall be as provided in the applicable provisions of Ohio Law. As the Surviving Corporation, Jefferson shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of Jefferson and Acquisition, whether of a public or private nature, and shall be subject to all of the debts, liabilities, restrictions, disabilities and duties of Acquisition.

         (c) Transfer of Assets. At the Effective Time, all rights, assets, licenses, permits, franchises and interests of Jefferson in and to every type of property, whether real, personal or mixed, whether tangible or intangible, and choses in action shall be deemed to be vested in Jefferson as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

         (d) Assumption of Liabilities. At the Effective Time, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Acquisition whether the same shall be matured or unmatured, accrued, absolute, contingent or otherwise, and whether reflected or reserved against in the balance sheets, other financial statements, books of account or records of Acquisition.

2.2  ARTICLES OF INCORPORATION, CONSTITUTION, BYLAWS, DIRECTORS, OFFICERS AND
NAME.

         (a) Articles of Incorporation.At the Effective Time, the Articles of Incorporation, Constitution and the Bylaws of Jefferson, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of the Surviving Corporation, unless and until amended as provided by law or the Articles of Incorporation of Jefferson; provided, however, that the name of Jefferson shall be changed to PRIMESavings Bank.

         (b) Constitution. At the Effective Time, the Constitution of Jefferson, as in effect immediately prior to the Effective Time, shall continue to be the Constitution of the Surviving Corporation, unless and until amended as provided by law, the Articles of Incorporation of Jefferson and such Constitution; provided, however, that the name of Jefferson shall be changed to PRIMESavings Bank.

         (c) Bylaws. At the Effective Time, the Bylaws of Jefferson, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, unless and until amended or repealed as provided by law, the Articles of Incorporation or

Constitution of Jefferson and such Bylaws; provided, however, that the name of Jefferson shall be changed to PRIMESavings Bank.

         (d) Directors and Officers. The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation, Constitution and Bylaws of the Surviving Corporation, and, subject to Section 6.5(b) of this Agreement, the officers of Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         (e) Name. The name of the Surviving Corporation following the Merger shall be PRIMESavings Bank.

2.3 RIGHT TO REVISE THE STRUCTURE OF THE TRANSACTION. The Company and Jefferson may revise the structure of the reorganization and merger contemplated by this Agreement in order to achieve tax benefits or for any other reason that the Company and Jefferson deem advisable; provided, however, that, without the approval of the Board of Directors of Jefferson, no such revision shall have the effect of making any revision to the structure of the reorganization and merger contemplated hereby that would change the amount of Consideration (as hereinafter defined) that Jefferson shareholders are entitled to receive (determined as provided in Article III hereof).

                                   ARTICLE III
                         DESCRIPTION OF THE TRANSACTION

3.1 CLOSING; SATISFACTION OF CONDITIONS TO CLOSING. After adoption of this Agreement and approval of the transactions contemplated hereby by the shareholders of Jefferson, and each other condition to the obligations of the parties hereto (other than those conditions that are to be satisfied by delivery of documents by any party to any other party) has been satisfied or waived by the party or parties entitled to the benefits thereof, a closing (the "Closing") will be held at 10:00 A.M. local time at the offices of Bricker & Eckler, 100 South Third Street, Columbus, Ohio on the Effective Date, or at such other time or place as the parties hereto shall mutually agree.

         At the Closing, the parties shall use their best efforts to deliver the certificates, letters and opinions that constitute conditions to effecting the Merger and each party shall provide the other with such proof or indication of satisfaction of the conditions to the obligation of such other party to consummate the Merger as such other party may reasonably require.

         If all conditions to the obligations of each party shall have been satisfied or waived by the party entitled to the benefits thereof, the parties shall, at the Closing, duly execute a Certificate of Merger for filing with the Secretary of State of the State of Ohio. Promptly thereafter,

Jefferson and Acquisition shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and this Agreement. The parties shall thereupon take such other and further actions as the Company shall direct or as may be required by law or this Agreement to consummate the transactions contemplated herein.

3.2     CONSIDERATION; EFFECT OF THE MERGER ON SHARES OF JEFFERSON COMMON STOCK.

        (a) Consideration. Provided that as of the Closing Date the shareholders' equity account of Jefferson is no less than $4,488,000, the aggregate consideration (the "Consideration") payable by the Company to shareholders of Jefferson shall be $6,733,000. If the shareholders' equity account of Jefferson is less than $4,488,000 as of the Closing Date, the Consideration payable by the Company to Jefferson shall be reduced by an amount equal to the difference between $4,488,000 and the amount of Jefferson's shareholders' equity as of the Closing Date; provided, however, that Jefferson's shareholders' equity shall be calculated before deducting any special SAIF assessment imposed by the FDIC or established by act of Congress after the date hereof in order to recapitalize the SAIF insurance fund; and provided further, that if the FDIC shall have imposed or announced its intention to impose a SAIF special assessment or charge in deposit insurance premiums on or with respect to deposits held by SAIF-insured institutions, including Jefferson, or if either house of the U.S. Congress shall have adopted legislation providing for any such special SAIF assessment or charge that would, in the Company's sole and reasonable judgment, substantially impair the value of the Merger to the Company, then the Consideration payable shall be equitably adjusted to account for such SAIF special assessment or charge, except that a single, special SAIF assessment not exceeding $.88 per $100 of deposits imposed in 1996 shall not be deemed to impair the value of the Merger to the Company.

        The aggregate consideration payable by the Company to Jefferson's shareholders as determined above shall be increased by an amount equal to 34% of the loss recognized by Jefferson in accordance with Internal Revenue Code
Section 267(f)(2)(B) as supported by the Private Letter Ruling issued to Jefferson on May 31, 1996 on land sold by Shawnee Hills Land Company prior to the Effective Time. As of the date of this Agreement, the additional consideration is $636,525 based on a recognized loss of $1,872,133.

        (b) Effect of the Merger. At the Effective Time, each share of common stock, par value $100 per share, of Jefferson (the "Jefferson Common Stock") validly issued and outstanding immediately prior to the Effective Time shall (other than shares of Jefferson Common Stock cancelled pursuant to Section 3.2(a)(ii) hereof and other than shares of any holder of Dissenting Stock (as hereinafter defined)), by virtue of the Merger becoming effective and without any further action on the part of any person, be converted exclusively into, and shall thereafter constitute only, his or her pro rata share of the Consideration (the "Per Share Consideration"), based upon the number of whole shares of Jefferson Common Stock held by such person; provided, however, that each share of Jefferson Common Stock which, immediately prior to the Effective Time, is issued and outstanding and owned by the Company or any direct or indirect subsidiary of the Company (other shares held by the Company or any such subsidiary in a fiduciary or custodial capacity on behalf of persons other than Jefferson), or which is held in the treasury of Jefferson shall be cancelled and retired and no payment shall be made with respect thereto. The Per Share Consideration shall be payable without interest from the Effective Time until the time of payment.

         Also at the Effective Time, each share of common stock, par value $100 per share, of Acquisition (the "Acquisition Common Stock") validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger becoming effective and without any further action on the part of the Company, be converted exclusively into, and shall thereafter constitute, a like number of shares of Jefferson Common Stock.

         (c) Dissenting Stock. Shares of Jefferson Common Stock held by any person who shall have taken the necessary steps under Section 1701.85 of the OGCL to demand payment of the fair cash value of his or her shares of Jefferson Common Stock and who is otherwise entitled to such payment under the OGCL shall be referred to hereinafter as "Dissenting Stock." Notwithstanding anything herein to the contrary, Dissenting Stock shall not be converted into the right to receive Per Share Consideration at or after the Effective Time unless and until the holder of such Dissenting Stock (i) withdraws his or her demand for payment of the fair cash value of his or her shares with the consent of Jefferson, if required under the OGCL, or (ii) becomes ineligible to demand such payment (through failure to comply with the applicable provisions of the OGCL or otherwise). If such holder of Dissenting Stock withdraws his or her demand or becomes ineligible to make such demand, then as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Stock shall be converted automatically into and represent the right to receive the Per Share Consideration as hereinafter provided, without interest thereon.

         Jefferson shall give the Company prompt notice of any demands for payment of the fair cash value of Jefferson Common Stock, withdrawals of any such demands and any other instruments served pursuant to Section 1701.85 of the OGCL and received by Jefferson. Jefferson shall not voluntarily make any payment with respect to any such demands and shall not, except with the prior written consent of the Company, settle or offer to settle any such demands. Each holder of Dissenting Stock shall have only such rights and remedies as are granted to such holder under Section 1701.85 of the OGCL. Dissenting Stock shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions, except dividends or other distributions payable to shareholders of record prior to the Effective Time.

         (d) Stock Transfer Books. At the Effective Time, the stock transfer books of Jefferson shall be closed and there shall be no further registration of transfers of shares of Jefferson Common Stock thereafter on the records of Jefferson. From and after the Effective

Time, the holders of certificates evidencing ownership of shares of Jefferson Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the right to receive cash in accordance with this Agreement.

         (e) No Further Rights in the Shares. The Per Share Consideration issued or paid upon conversion of the shares of Jefferson Common Stock in accordance with the terms hereof (including any cash paid pursuant hereto) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares, and, at the Effective Time, the holders of certificates representing shares of Jefferson Common Stock shall cease to have any rights as stockholders of Jefferson except such rights, if any, as they may have under the OGCL. Until certificates representing Jefferson Common Stock are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes solely the right to receive the Per Share Consideration for the number of shares represented by such certificate.

         (f) No Liability. None of the Company, Acquisition or Jefferson shall be liable to any holder of Shares for any Per Share Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar law.

         (g) Withholding Rights. The Company shall be entitled to deduct and withhold from any Per Share Consideration payable pursuant to this Agreement to any holder of shares of Jefferson Common Stock such amounts as may be necessary under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Jefferson Common Stock in respect of which such deduction and withholding was made by the Company.

3.3      EXCHANGE OF JEFFERSON COMMON STOCK

         (a) As soon as practicable after the Effective Time, and in no event later than five (5) business days thereafter, Registrar & Transfer Company or another agent reasonably acceptable to the Company (the "Exchange Agent") shall mail to each holder of record of one or more certificates representing Jefferson Common Stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Jefferson Common Stock shall pass, only upon delivery of the certificates representing shares of Jefferson Common Stock to the Exchange Agent) and instructions for use in effecting the surrender of the shares of Jefferson Common Stock in exchange for the Per Share Consideration. Upon proper surrender of a certificate representing shares of Jefferson Common Stock for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Jefferson Common Stock shall be entitled to receive in exchange therefor a check representing the cash amount which such holder has the right to receive in respect thereof pursuant to Section 3.2 of this Agreement, and the certificate so surrendered shall forthwith be cancelled. The Company shall not be obligated to deliver the Per Share Consideration to any holder of Jefferson Common Stock until such holder surrenders the certificates for same as provided herein. The Company and the Exchange Agent shall be entitled to rely upon the stock transfer books of Jefferson to establish the identity of those persons entitled to receive the Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate for Jefferson Common Stock, the Company and the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter relieved with respect to any claims thereto.

         (b) In the event any certificate representing one or more shares of Jefferson Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (in form reasonably satisfactory to the Company) by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the Company, the posting by such person of a bond in such amount as the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Jefferson Common Stock, such person will be entitled to receive in exchange for such lost, stolen or destroyed certificate the Per Share Consideration for the shares represented thereby.


                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                           THE COMPANY AND ACQUISITION

         Except as otherwise disclosed in one or more schedules (collectively, the "Company Schedules") dated as of the date hereof and delivered concurrently with this Agreement, both as the date hereof and as of the Effective Time of the Merger, the Company (and, effective upon its formation, Acquisition) represents and warrants to Jefferson as follows:

4.1 ORGANIZATION AND CORPORATE AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and, upon completion of its organization evidenced by issuance of a certificate by the Secretary of State of Ohio acknowledging filing of Acquisition's Articles of Incorporation, Acquisition will be an Ohio-chartered savings and loan association duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company and, upon completion of its formation and receipt of any other necessary regulatory approvals, Acquisition (i) have or will have, respectively, all requisite corporate power and authority to own, operate and lease their material properties and carry on their businesses as currently being conducted and (ii) are or will be, respectively, in good standing and duly qualified to do business in each jurisdiction where the character of their properties owned or held under lease or the nature of their business is such that failure to be so qualified would have a material adverse effect on the ability of the Company or

Acquisition to consummate the transactions contemplated hereby. The Second Amended and Restated Articles of Incorporation and Code of Regulations of the Company and the Articles of Incorporation, Constitution and Bylaws of Acquisition, are in full force and effect or, in the case of Acquisition, will be in full force and effect following completion of Acquisition's formation.

4.2      AUTHORIZATION, EXECUTION AND DELIVERY; REORGANIZATION AGREEMENT NOT IN
BREACH.

         (a) The Company and Acquisition have or will have, respectively, all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, and all other agreements contemplated to be executed in connection herewith by the Company and Acquisition have been (or upon execution will have been) duly executed and delivered by the Company and Acquisition, have been (or upon execution will have been) effectively authorized by all necessary action, corporate or otherwise, and, other than the approval of the Company's and Acquisition's Boards of Directors, no other corporate proceedings on the part of the Company or Acquisition is (or will be) necessary to authorize such execution and delivery, and constitute (or upon execution will constitute) legal, valid and enforceable obligations of the Company or Acquisition, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion; and

         (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not: (A) result in material violation or breach of any of the terms or provisions of, or constitute a material default under (or an event which, with the passage of time or the giving of notice or both, would constitute such a material default under), or conflict with, or permit the acceleration of any material obligation under (i) any material mortgage, lease, covenant, agreement, indenture or other instrument to which the Company or Acquisition is a party or by which either such company or its property or any of its assets is bound, (ii) the Articles of Incorporation and Code of Regulations of the Company or the Articles of Incorporation, Constitution or Bylaws of Acquisition, (iii) any material judgment, decree, order, regulatory letter of understanding or award of any court, governmental body or arbitrator by which the Company or Acquisition is bound, or (iv) any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to the Company or Acquisition or their properties; or (B) result in the creation of any material lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of the Company or Acquisition, except that the Government Approvals shall be required in order for the Company and Acquisition to consummate the Merger.

4.3 NO LEGAL BAR. Neither the Company nor Acquisition is or will be, respectively, a party to, subject to or bound by any material agreement, judgment order, regulatory letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body of competent jurisdiction or any law which would prevent the execution of this Agreement by the Company and Acquisition, the delivery thereof to Jefferson or the consummation of the transactions contemplated hereby and no action or proceeding is pending against the Company or Acquisition in which the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby, is at issue.

4.4 GOVERNMENTAL APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Company except for the prior approval of one or more of the FDIC, the FRB or the OTS under the BHCA, the BMA, the FDIA or HOLA (the "Government Approvals"). Neither the Company nor Acquisition is aware of any facts, circumstances or reasons such Governmental Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

4.5 CAPITALIZATION. The authorized capital stock of the Company consists of 5,000,000 shares of common stock without par value (the "Company Common Stock"). As of December 31, 1995, 3,447,160 shares of Company Common Stock were validly issued and outstanding. As of the date hereof, the Company is the holder, directly or indirectly, of all of the outstanding capital stock of the Company Subsidiaries. The Company will be the holder of all of the issued and outstanding shares of Acquisition common stock.

4.6 COMPANY FINANCIAL STATEMENTS. The Company has delivered and, to the extent reference is made to financial statements not yet available, will deliver to Jefferson true and complete copies of the Company Financial Statements. Such financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of the Company at the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company for the periods indicated, and in each case in conformity with GAAP consistently applied and maintained, except that quarterly financial statements may be prepared in accordance with the requirements of the Securities and Exchange Commission for inclusion of financial statements in Form 10-Q Quarterly Reports.

4.7 LICENSES, FRANCHISES, ETC. The Company and all Company Subsidiaries hold all licenses, franchises, permits and authorizations that are necessary for the lawful conduct of their respective businesses, except for any licenses, permits and authorizations the absence of which would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, the Merger or any of the other transactions contemplated hereby. All of such licenses, franchises, permits and authorizations are in full force and effect. Neither the Company nor any Company Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or to the best knowledge of the Company and the Company Subsidiaries has been threatened by any governmental authority.

4.8     ABSENCE OF CERTAIN CHANGES. Except as may be disclosed in a Schedule
4.8 or as provided for or contemplated in this Agreement, since December 31, 1995 (the "Balance Sheet Date") there has not been any material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), operations, liquidity, income, financial condition or net worth of the Company on a consolidated basis.

4.9      TAX MATTERS.  Except as may be described in a Schedule 4.9 hereto:

         (a) All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company and each Company Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might reasonably be expected to result in a determination materially adverse to the Company and Company Subsidiaries taken as a whole, except as fully reserved for in the Company Financial Statements. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid;

         (b) Neither the Company nor any Company Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect;

         (c) Adequate provision for any federal, state, local, or foreign taxes due or to become due for the Company and all Company Subsidiaries for all periods through and including December 31, 1995, has been made and is reflected on the December 31, 1995 financial statements included in the Company Financial Statements, and have been and will continue to be made with respect to periods ending after December 31, 1995;

         (d) Deferred taxes of the Company and each Company Subsidiary have been and will be provided for in accordance with GAAP; and

         (e) To the best knowledge of the Company, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against the Company or any Company Subsidiary any material deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon the Company by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by the Company or any Company Subsidiary, either have been paid in full or have been properly accrued and reflected in the Company Financial Statements.

4.10 LITIGATION. Except as may be set forth in a Schedule 4.10 hereto, there is no action, suit or proceeding pending against the Company or any Company Subsidiary, or to the best knowledge of the Company threatened against or affecting the Company, any Company Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that would, if decided against the Company or a Company Subsidiary, have a material adverse impact on the business, properties, assets, liabilities or condition (financial or other) of the Company and that are not reflected in the Company Financial Statements.

4.11     ABSENCE OF UNDISCLOSED LIABILITIES. Except as may be described in a
Schedule 4.11 hereto, neither the Company nor any Company Subsidiary has any obligation or liability that is material to the financial condition or operations of the Company or any Company Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of the Company or any Company Subsidiary (i) except as disclosed in the Company Financial Statements delivered to Jefferson prior to the date of this Agreement, (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Agreement. Except as may be disclosed in a
Schedule 4.11 hereto, since December 31, 1995, neither the Company nor any Company Subsidiary has incurred or paid any obligation or liability that would be material to the financial condition or operations of the Company and Company Subsidiaries taken as a whole, except for obligations paid in connection with transactions made in the ordinary course of business consistent with past practice and the laws and regulations applicable to the Company or any Company Subsidiary.

4.12     COMPLIANCE WITH LAWS.

         (a) Each of the Company and the Company Subsidiaries is in compliance with all laws, rules, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would reasonably be expected to have a material adverse effect on the financial condition or operations of the Company and the Company Subsidiaries taken as whole, or which would reasonably be expected to subject the Company or any Company Subsidiary or the directors or officers of any of them to civil money penalties; and

         (b) Neither the Company nor any Company Subsidiary has received notification or communication from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof
(i) asserting that the Company or any Company Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, the result of which would reasonably be expected to have a material adverse effect on the Company and the Company

Subsidiaries taken as a whole, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of the Company and the Company Subsidiaries taken as a whole, or (iii) requiring the Company or any Company Subsidiary to enter into a cease-and-desist order, consent, agreement, or memorandum of understanding.

4.13 MATERIAL CONTRACT DEFAULTS. Neither the Company nor any Company Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default would reasonably be expected to have either individually or in the aggregate a material adverse effect on the Company and the Company Subsidiaries taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice of both, would constitute such a default.

4.14 STATEMENTS TRUE AND CORRECT. None of the information prepared by or on behalf of the Company or any Company Subsidiary regarding the Company or any Company Subsidiary that is or will be included in any documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company or any Company Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

4.15 DISCLOSURE. The information concerning and the representations made by the Company and Acquisition, as set forth in this Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by the Company or Acquisition to Jefferson pursuant hereto, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false and misleading. Copies of all documents heretofore or hereafter delivered or made available to Jefferson by the Company or Acquisition pursuant hereto were or will be complete and accurate copies of such documents.

4.16     CORPORATE APPROVAL.

         (a) The affirmative vote of the Company, as the holder of all of the outstanding shares of Acquisition Common Stock, is required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. No vote of the shareholders of the Company is required by law, the Articles of Incorporation or Code of Regulations of the Company or otherwise to adopt this Agreement and approve the Merger and the other transactions contemplated hereby; and

         (b) At a duly constituted meeting of the Board of Directors of the Company, directors constituting at least two-thirds of the directors then in office approved the Merger.

4.17 CHARTER DOCUMENTS. Included in Schedule 4.17 hereto are true and correct copies of the Articles of Incorporation and Code of Regulations of the Company, as well as the Articles of Incorporation, Constitution and Bylaws of Acquisition in the form submitted to the Superintendent of the Ohio Division of Financial Institutions for filing and approval.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF JEFFERSON

         Except as otherwise disclosed in one or more schedules (collectively, the "Jefferson Schedules") dated as of the date hereof and delivered concurrently with this Agreement, both as of the date hereof and as of the Effective Time of the Merger, Jefferson represents and warrants to the Company and Acquisition as follows:

5.1 ORGANIZATION AND QUALIFICATIONS OF JEFFERSON. Jefferson is a savings and loan association duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of Jefferson and its subsidiary (i) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted; (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business is such that a failure to be so qualified would have a material adverse effect on Jefferson and its subsidiary, taken as a whole, or the ability of Jefferson to consummate the transactions contemplated hereby; and (iii) engages only in activities (and holds properties only of the types) permitted by the HOLA and the rules and regulations promulgated by the OTS thereunder and the FDIC for insured depository institutions, in the case of Jefferson, and for subsidiaries thereof, in the case of Jefferson's subsidiary. Jefferson is a member in good standing of the Federal Home Loan Bank of Cincinnati. Deposit accounts maintained with Jefferson are insured by the Savings Association Insurance Fund (the "SAIF") as administered by the FDIC to the fullest extent permitted under applicable law. Jefferson's sole subsidiary is Jefferson Financial Corporation, a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of Jefferson and its subsidiary has in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is currently being conducted.

5.2      AUTHORIZATION, EXECUTION AND DELIVERY; REORGANIZATION AGREEMENT NOT IN
BREACH.

         (a) Jefferson has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by at least two thirds of the entire Board of Directors of Jefferson and, except for approval of Jefferson Shareholders, no other corporate proceedings on the part of Jefferson or its subsidiary are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and all other agreements and instruments herein contemplated to be executed by Jefferson have been (or upon execution will have been) duly executed and delivered by Jefferson and constitute (or upon execution will constitute) legal, valid and enforceable obligations of Jefferson, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

         (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not: (A) result in a material violation or breach of any of the terms or provisions of, or constitute a material default under (or an event which, with the passage of time or the giving of notice, or both, would constitute such a default under), or conflict with, or permit the acceleration of (i) any material obligation under any material mortgage, lease, covenant, agreement, indenture or other instrument to which either of Jefferson or its subsidiary is a party or by which either is bound, (ii) the Articles of Incorporation, Constitution or Bylaws of Jefferson or the Articles of Incorporation or Code of Regulations of Jefferson's subsidiary, (iii) any material judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which Jefferson or its subsidiary is bound, or (iv) any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to either of Jefferson or its subsidiary or either of their properties; or (B) result in the creation of any material lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of Jefferson or its subsidiary.

5.3 NO LEGAL BAR. Neither Jefferson nor its subsidiary is a party to, or subject to or bound by, any material agreement, judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body of competent jurisdiction, or any law which would prevent the execution of this Agreement by Jefferson, the delivery thereof to the Company and Acquisition or the consummation of the transactions contemplated hereby, and no action or proceeding is pending against Jefferson or its subsidiary in which the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith, or, in connection with any of the transactions contemplated hereby, is at issue.

5.4 GOVERNMENTAL AND OTHER APPROVALS. Except for the Governmental Approvals described in Section 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Jefferson or its subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, nor is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to Jefferson or its subsidiary in order to avoid forfeiture or impairment of such rights. Neither Jefferson nor its subsidiary is aware of any facts, circumstances or reasons why such Governmental Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

5.5 LICENSES, FRANCHISES AND PERMITS. Each of Jefferson and its subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and Jefferson as the owner of the Realty, has, to the best knowledge of Jefferson and its subsidiary, complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Jefferson's Properties or over any other part of Jefferson's assets, liabilities or operations, including Jefferson's subsidiary. To the best knowledge of Jefferson and its subsidiary, the benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither Jefferson nor its subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or, to the best knowledge of Jefferson and its subsidiary, has been threatened by any governmental authority.

5.6 CHARTER DOCUMENTS. Included in Schedule 5.6 hereto are true and correct copies of the Article of Incorporation, Constitution and Bylaws of Jefferson.

5.7 JEFFERSON FINANCIAL STATEMENTS. Jefferson has delivered and, to the extent reference is made to financial statements not yet available, will deliver to the Company true and complete copies of the Jefferson Financial Statements. Such financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of Jefferson at the respective dates thereof and the consolidated results of operations and consolidated cash flows of Jefferson for the periods indicated, and in each case in conformity with GAAP.

5.8      ABSENCE  OF  CERTAIN  CHANGES.  Except as may be disclosed in a
Schedule 5.8 or as provided for or contemplated in this Agreement, since June 30, 1995 (the "Balance Sheet Date") there has not been:

         (a) any material transaction by Jefferson or its subsidiary not in the ordinary course of business and in conformity with past practice;

         (b) any material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), operations, liquidity, income, condition or net worth of Jefferson or its subsidiary;

         (c) any damage, destruction or loss, whether or not covered by insurance, which has had or may have a material adverse effect on any of the properties or business prospects of either of Jefferson or its subsidiary or their future use and operation by Jefferson or its subsidiary;

         (d) any acquisition or disposition by Jefferson or its subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Fifty Thousand Dollars ($50,000), except for sale of loans in the ordinary course of business to the Federal Home Loan Mortgage Corporation;

         (e) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the respective properties or assets of Jefferson or its subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank advances being deemed both in the ordinary course of business and consistent with past practice);

         (f) any amendment, modification or termination of any contract or agreement, relating to Jefferson or its subsidiary and to which Jefferson or its subsidiary is a party (not including loans of less than $50,000 made or held by Jefferson) that would have a material adverse effect upon the financial condition or operations of Jefferson and its subsidiary, taken as a whole;

         (g) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of Jefferson or its subsidiary, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of 10% per annum or $5,000 for any of them individually;

         (h) any incurring of, assumption of, or taking by Jefferson or its subsidiary of any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

         (i) any material alteration in the manner of keeping the books, accounts or Records of Jefferson, or in the accounting policies or practices therein reflected, except as required by GAAP and requirements of Regulatory Authorities;

         (j) any release or discharge of any obligation or liability of any person or entity related to or arising out of any loan made by Jefferson of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

         (k) any loan (except credit card loans, passbook loans or home loans) by Jefferson to any officer, director or known 5% shareholder of Jefferson or any Affiliate of Jefferson; or to any member of the immediate family of such officer, director or known 5% shareholder of Jefferson or any Affiliate of Jefferson; or to any Person in which such officer, director or known 5% shareholder directly or indirectly owns beneficially or of record 10% or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such officer, director or known 5% shareholder serves as a trustee or in a similar capacity. As used in this Section

5.8(k), "officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, secretary, cashier or treasurer or who performs the normal duties of such officer whether or not he or she is compensated for such service or has an official title.

5.9 DEPOSITS. Except as may be set forth in a Schedule 5.9(a), none of the Jefferson Deposits is a Brokered Deposit. Except as may be set forth therein, no portion of the Deposits represents a Deposit of any Affiliate of Jefferson.

5.10 PROPERTIES. Except as may be described in a Schedule 5.10 hereto or adequately reserved against in the Audited Financial Statements of Jefferson or disposed of since the Balance Sheet Date, each of Jefferson and its subsidiary, as the case may be, has good and, as to real property, marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, reflected in the Audited Financial Statements of Jefferson as being owned as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of Jefferson and its subsidiary, taken as a whole, and that are held under leases or subleases by Jefferson or its subsidiary are held under valid instruments enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, or by equitable principles. To the best knowledge of Jefferson, all such buildings, fixtures, equipment and other property and assets and the use thereof are in compliance in all material respects with applicable zoning statutes, regulations and ordinances and other governmental laws and regulations relating thereto that are currently in effect, enacted or adopted, as well as all private agreements relating thereto to which Jefferson is a party or a party by succession. To the best knowledge of Jefferson, there are no condemnation proceedings pending or threatened with respect to such properties. The policies of fire, theft, liability, and other insurance maintained with respect to the material properties, assets or businesses of Jefferson or its subsidiary provide adequate coverage against loss, and the fidelity bonds in effect as to which Jefferson or its subsidiary is a named insured are believed to be sufficient.

5.11 JEFFERSON SUBSIDIARY. Jefferson's sole subsidiary is Jefferson Financial Corporation. The authorized capital stock of Jefferson Financial Corporation consists of 500 shares of Common Stock having a par value of $1,000 per share (the "Subsidiary Common Stock") and no other class of equity security. As of the date of this Agreement, 6 shares of Subsidiary Common Stock are issued and outstanding, and no shares of Subsidiary Common Stock are held by Jefferson Financial Corporation as treasury stock. All of the outstanding Subsidiary Common Stock is validly issued, fully paid and non-assessable and owned beneficially and of record by Jefferson. There are no outstanding securities or other obligations or instruments that are or may be convertible into or exercisable or exchangeable for Subsidiary Common Stock or into any other equity or debt security of Jefferson Financial Corporation, and there are no outstanding options, warrants, rights, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Subsidiary Common Stock or any other equity or debt security of Jefferson Financial Corporation. There are no outstanding agreements, restrictions, contracts, commitments or demands of any character to which Jefferson Financial Corporation or Jefferson is a party, which relate to the transfer or restrict the transfer of any shares of Jefferson Financial Corporation's capital stock.

5.12    CONDITION OF FIXED ASSETS AND EQUIPMENT. Except as may be disclosed in a
Schedule 5.12, each item of Jefferson's and its subsidiary's fixed assets and equipment having a net book value in excess of Twenty-Five Thousand Dollars ($25,000) included in the Fixed Assets is in good operating condition and repair, normal wear and tear excepted.

5.13     TAX MATTERS.  Except as may be described in a Schedule 5.13 hereto:

         (a) All federal, state, local and foreign tax returns required to be filed by or on behalf of Jefferson or its subsidiary have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before the date of this Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might reasonably be expected to result in a determination materially adverse to Jefferson and its subsidiary, taken as a whole, except as fully reserved for in the Audited Financial Statements of Jefferson. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid;

         (b) Neither Jefferson nor its subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect;

         (c) Adequate provision for any federal, state, local, or foreign taxes due and to become due for Jefferson or its subsidiary for all periods through and including June 30, 1995, has been made and is reflected on the June 30, 1995 financial statements included in the Audited Financial Statements of Jefferson, and has been and will continue to be made with respect to periods ending after June 30, 1995.

         (d) Deferred taxes of Jefferson and its subsidiary have been and will be provided for in accordance with GAAP; and

         (e) To the best knowledge of Jefferson and its subsidiary, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against Jefferson or its subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon Jefferson or its subsidiary by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable either have been paid in full or have been properly accrued and reflected in the Audited Financial Statements of Jefferson.

5.14 LITIGATION. Except as may be set forth in a Schedule 5.14 hereto, there is no action, suit or proceeding pending against Jefferson or its subsidiary, or to the best knowledge of Jefferson and its subsidiary threatened against or affecting Jefferson or its subsidiary, or any of the assets of either of them before any court or arbitrator or any governmental body, agency or official that would, if decided against Jefferson or its subsidiary, have a material adverse impact on the business, properties, assets, liabilities or condition (financial or other) of Jefferson and its subsidiary, taken as a whole, and that is not reflected in the Audited Financial Statements of Jefferson.

5.15     HAZARDOUS MATERIALS.

         (a) To the best knowledge of Jefferson and its subsidiary, (i) each of Jefferson and its subsidiary has obtained all permits, licenses and other authorizations which are required to be obtained with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein);
(ii) all Property controlled, directly or indirectly, by Jefferson is in compliance in all material respects with the terms and conditions of all of such permits, licenses and authorizations, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice of demand letter issued, entered, promulgated or approved thereunder, except as may be described in detail in a
Schedule 5.15(a) hereto. For purposes hereof, the following terms shall have the following meanings:

         APPLICABLE ENVIRONMENTAL LAWS shall mean all federal, state, local and municipal environmental laws, rules, or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. ("RCRA"); (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C. 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2691 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C. Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; (m) the Hazardous Waste Management Act of 1977;
(n) Chapters 445, 459, 590 and 618 of the NRS; (o) the Hazardous Waste Management Act of 1983; (p) the Hazardous Waste Reduction Act of 1990; (q) the Petroleum Underground Storage Tank Act; (r) any amendments to the foregoing Acts as adopted from time to time on or before the Closing; (s) the rules and regulations of the State Fire Marshal, Bureau of Underground Storage Tank Regulation and (t) any rule or regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing acts, as amended.

         HAZARDOUS SUBSTANCES shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of Jefferson or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

         PROPERTY shall be deemed to include all real or personal property owned, controlled, leased or held by Jefferson or its subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

         (b) In addition, except as may be set forth in any such Schedule 5.15(a) hereto, to the best knowledge of Jefferson and its subsidiary:

                  (i) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending by any governmental or other entity with respect to any alleged failure by Jefferson or its subsidiary to have any permit, license or authorization required in connection with the conduct of the business of Jefferson or its subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release, or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release(d)"), of any Hazardous Substances generated by Jefferson or its subsidiary at the Property;

                  (ii) None of the Property has received or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during or prior to Jefferson's or its subsidiary's occupancy thereof, or during or prior to the occupancy thereof by any assignee or sublessee of Jefferson or its subsidiary, except in compliance with all Applicable Environmental Laws;

                  (iii) There are no Hazardous Substances being stored at any Property or located in, on or upon, any Property (including the subsurface thereof) or installed or affixed to structures or equipment on the Property; and there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                  (iv) No Hazardous Substances have been Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

         (c) To the best knowledge of Jefferson and its subsidiary, neither Jefferson nor its subsidiary has transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

         (d) Except as may be set forth in a Schedule 5.15(d), to the best knowledge of Jefferson and its subsidiary no Hazardous Substances have been generated, recycled, treated, stored, disposed of or Released by, Jefferson or its subsidiary, whether or not in violation of Applicable Environmental laws.

         (e) No oral or written notification of a Release of Hazardous Substances has been filed by or on behalf of Jefferson or its subsidiary relating to the Property and no Property is listed or, to the best knowledge of Jefferson and its subsidiary, proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or cleanup.

         (f) To the best knowledge of Jefferson and its subsidiary, there are no liens arising under or pursuant to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of Jefferson and its subsidiary, threatened, or are in process which could subject any of such properties to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

         (g) To the best knowledge of Jefferson and its subsidiary, except as may be described in a Schedule 5.15(g) hereto, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Jefferson or its subsidiary in relation to any Property, which have not been made available to the Company.

         (h) Neither Jefferson nor its subsidiary is aware of any facts which could reasonably be understood to indicate that Jefferson or its subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject Jefferson, its subsidiary or the Property to any material liability, either directly or indirectly, under CERCLA.

5.16 INSURANCE. Each of Jefferson and its subsidiary has paid all amounts due and payable under any insurance policies and guaranties applicable to Jefferson or its subsidiary and Jefferson's or its subsidiary's assets and operations; all such insurance policies and guaranties are in full force and effect; and Jefferson and its subsidiary and all of the Realty of Jefferson or its subsidiary and other material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and are consistent with past practices and experience.

5.17    LABOR AND EMPLOYMENT MATTERS. Except as may be set forth in a Schedule
5.17 hereto, there is no (i) collective bargaining agreement or other labor agreement to which Jefferson or its subsidiary is a party or by which either of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which Jefferson or its subsidiary is a party or by which either of them is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of Jefferson or its subsidiary. To the best knowledge of Jefferson and its subsidiary, no party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither Jefferson nor its subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. To the best knowledge of Jefferson and its subsidiary, each of Jefferson and its subsidiary has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and each of Jefferson and its subsidiary has withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of Jefferson or its subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as may be set forth in any such Schedule 5.17, there is no: unfair labor practice complaint against Jefferson or its subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting Jefferson or its subsidiary; labor grievance pending against Jefferson or its subsidiary; pending representation question respecting the employees of Jefferson or its subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which Jefferson or its subsidiary is a party, or to the best knowledge of Jefferson and its subsidiary, any basis for which a claim may be made under any collective bargaining agreement to which Jefferson or its subsidiary is a party.

5.18 RECORDS AND DOCUMENTS. The Records of each of Jefferson and its subsidiary are and will be sufficient to continue after the Closing the conduct of Jefferson's and its subsidiary's respective businesses under similar standards as Jefferson and its subsidiary have heretofore conducted such businesses.

5.19 CAPITALIZATION OF JEFFERSON. The authorized capital stock of Jefferson consists of 100,000 shares of Common Stock having a par value of $100 per share (the "Jefferson Common Stock") and no other class of equity security. As of the date of this Agreement, 3,535 shares of

Jefferson Common Stock are issued and outstanding, and no shares of Jefferson Common Stock are held by Jefferson as treasury stock. All of the outstanding Jefferson Common Stock is validly issued, fully paid and non-assessable and has not been issued in violation of any preemptive rights of any Jefferson Shareholder. There are no outstanding securities or other obligations or instruments that are or may be convertible into or exercisable or exchangeable for Jefferson Common Stock or into any other equity or debt security of Jefferson, and there are no outstanding options, warrants, rights, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Jefferson Common Stock or any other equity or debt security of Jefferson. Accordingly, immediately prior to the Effective Time, there will be not more than 3,535 shares of Jefferson Common Stock issued and outstanding. There are no outstanding agreements, restrictions, contracts, commitments or demands of any character to which Jefferson is a party, which relate to the transfer or restrict the transfer of any shares of Jefferson's capital stock.

5.20 SOLE AGREEMENT. With the exception of this Agreement, neither Jefferson nor its subsidiary has been or is a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of Jefferson (or any of its assets) or its subsidiary in any business combination of any kind; or any agreement obligating Jefferson to issue or sell or authorize the sale or transfer of Jefferson Common Stock. There are no (nor will there be at the Effective Time any) shares of capital stock or other equity securities of Jefferson outstanding, except for shares of Jefferson Common Stock presently issued and outstanding, and there are no (nor will there be at the Effective Time any) outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of Jefferson, or contracts, commitments, understandings, or arrangements by which Jefferson or its subsidiary is or may be bound to issue additional shares of capital stock or options, warrants, or rights to purchase or acquire any additional shares of capital stock.

5.21   ABSENCE OF UNDISCLOSED LIABILITIES. Except as may be described in a
Schedule 5.21 hereto, neither Jefferson nor its subsidiary has any obligation or liability that is material to the financial condition or operations of Jefferson and its subsidiary, taken as a whole, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of Jefferson and its subsidiary, taken as a whole, (i) except as disclosed in the Audited Financial Statements of Jefferson delivered to the Company prior to the date of this Agreement, (ii) except obligations or liabilities incurred in the ordinary course of business consistent with past practices or (iii) except as contemplated under this Agreement. Since June 30, 1995, neither Jefferson nor its subsidiary has incurred or paid any obligation or liability that would be material to the financial condition or operations of Jefferson and its subsidiary, taken as a whole, except for obligations paid in connection with transactions made in the ordinary course of business consistent with past practices and the laws and regulations applicable to Jefferson or its subsidiary.

5.22 ALLOWANCE FOR POSSIBLE LOAN OR REO LOSSES. Subject to adjustment to be made at Closing as hereinafter provided, the allowance for possible loan losses shown on the Audited Financial Statements of Jefferson is adequate in all material respects to provide for anticipated losses inherent in loans outstanding or for commitments to extend credit or similar off-balance-sheet items (including accrued interest receivable) as of the dates thereof. Except as may be disclosed in a Schedule 5.22 hereto, as of the date thereof, Jefferson has no loan which has been criticized, designated or classified by management of Jefferson, by regulatory examiners representing any Regulatory Authority or by Jefferson's independent auditors as "Special Mention," "Substandard," "Doubtful," "Loss" or as a "Potential Problem Loan."

         The allowance for possible losses in real estate owned, if any, shown on the Audited Financial Statements of Jefferson is or will be adequate in all material respects to provide for anticipated losses inherent in real estate owned or held by Jefferson or its subsidiary and the net book value of real estate owned on the Balance Sheet of the Audited Financial Statements of Jefferson is the fair value of the real estate owned in accordance with Statement of Position 92-3.

5.23 LOAN PORTFOLIO. To the best knowledge of Jefferson and its subsidiary, with respect to each mortgage loan owned by Jefferson in whole or in part (each, a "Mortgage Loan"):

         (a) Enforceability. The mortgage note and the related mortgage are each legal, valid, and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

         (b) No Modification. Neither Jefferson (or its subsidiary) nor any prior holder of a Mortgage Loan has modified the related documents in any material respect or satisfied, canceled or subordinated such mortgage or mortgage note except as otherwise disclosed by documents in the applicable mortgage file;

         (c) Owner. Jefferson is the sole holder of legal and beneficial title to each Mortgage Loan (or Jefferson's applicable participation interest), as applicable and there has not been any assignment or pledge of any Mortgage Loan (other than as security for Federal Home Loan Bank advances);

         (d) Collateral Documents. The mortgage note, mortgage and any other collateral documents, copies of which are included in the Mortgage Loan files, are true and correct copies of the documents they purport to be and have not been superseded, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable mortgage file;

         (e) Litigation. There is no litigation or proceeding pending or threatened, relating to the mortgage property which would have a material adverse effect upon the related Mortgage Loan; and

         (f) Participation. With respect to each Mortgage Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Mortgage Loan created by such participation would not be a part of the insolvency estate of the Mortgage Loan originator or other third party upon the insolvency thereof.

5.24     COMPLIANCE WITH LAWS.

         (a) To the best of their knowledge, each of Jefferson and its subsidiary is in compliance with all laws, rules, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would reasonably be expected to have a material adverse effect on the financial condition or operations of Jefferson and its subsidiary, taken as a whole, or which would reasonably be expected to subject Jefferson or its subsidiary or any of the directors or officers of either of them to civil money penalties.

         (b) Neither Jefferson nor its subsidiary has received notification or communication from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that Jefferson or its subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, and which, as a result of such noncompliance, would reasonably be expected to have a material adverse effect on Jefferson and its subsidiary, taken as a whole, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of Jefferson and its subsidiary, taken as a whole, or (iii) requiring Jefferson or its subsidiary to enter into a cease-and-desist order, consent, agreement, or memorandum of understanding. Neither Jefferson nor its subsidiary is subject to any cease-and-desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of savings and loan associations or engaged in the insurance of savings and loan deposits, nor has it been advised by any such governmental authority that the governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

5.25     EMPLOYEE BENEFIT PLANS. The representations set forth in this Section
5.25 shall be deemed to have been made by each of Jefferson and its subsidiary. Accordingly, references to Jefferson in this Section 5.25 shall be deemed to include its subsidiary, as appropriate.

         (a) Jefferson has previously provided to the Company true and complete copies of each "employee pension benefit plan," as defined in Section 3(2) of ERISA which, to the best of its knowledge, is currently maintained by Jefferson and is subject to any provision of ERISA and covers any employee, whether active or retired, of Jefferson or any other entity which is a member of a controlled group or is under common control with Jefferson in the manner defined and further described in Section 414(b), (c), or (m) of the Code. Such plans are hereinafter referred to collectively as the "Employee Pension Benefit Plans", and each such Employee Pension Benefit Plan, if any, is listed in
Schedule 5.25(a) hereto. Jefferson has also provided to the Company true and complete copies of all trust agreements, collective bargaining agreement, and insurance contracts related to such Employee Pension Benefit Plans.

         To the best knowledge of Jefferson, each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and each trust forming a part thereof is exempt from tax pursuant to
Section 501(a) of the Code. Copies of the latest determination letters concerning the qualified status of each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Code have been provided to the Company. Where applicable, requests for determination letters relating to amendments required to cause such Employee Pension Benefit Plans to be in compliance with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984, the Retirement Equity Act of 1984 and the Tax Reform Act of 1986 were timely filed and have been received by Jefferson. To the best knowledge of Jefferson, any requests for determination letters relating to any amendments to such plans which are currently pending have been provided to the Company. All such requests were timely and properly filed and appropriate notice of any such filing was timely and properly provided to affected plan participants and beneficiaries.

         To the best knowledge of Jefferson, each of the Employee Pension Benefit Plans has been operated in substantial conformity with the written provisions of the applicable plan documents which have been delivered to the Company and in material compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Code, which are applicable to such Employee Pension Benefit Plans. To the extent that the operation of an Employee Pension Benefit Plan has materially deviated from the written provisions of the plan, such operational deviations have been disclosed in Schedule 5.25(a) hereto. All such deviations have been made in conformity with applicable laws, including ERISA and the Code.

         With respect to Employee Pension Benefit Plans that are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Code Section 6047, to the best knowledge of Jefferson all required annual reports and annual returns, or such other documents as may have been required as alternative means of compliance with the annual report requirement, have been timely filed. Copies of all such annual returns/reports, including all attachments and schedules, for the three (3) plan years immediately preceding the current date have been delivered to the Company. With respect to Employee Pension Benefit Plans that complied with the annual return requirement by satisfaction of an alternate compliance method, to the best knowledge of Jefferson any documents required to be filed with the Department of Labor in satisfaction of such requirements have been provided to the Company.

         With respect to all Employee Pension Benefit Plan that are subject to the summary plan description requirement of ERISA Section 102, to the best knowledge of Jefferson all such summary plan descriptions as were required to be filed with the Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to the Company. No Employee Pension Benefit Plan constitutes a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

         No current Employee Pension Benefit Plan is subject to Part III of Subtitle B of ERISA or Section 412 of the Code, or both. The limitations of Code
Section 415 have not been exceeded with respect to any Employee Pension Benefit Plan or combination of such plans to which such limitations apply.

         To the best knowledge of Jefferson, no Employee Pension Benefit Plan or any trust created thereunder, nor any "disqualified person" with respect to the plan (as defined in Section 4975 of the Code), has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code, which could reasonably be expected to subject such Employee Pension Benefit Plan, any such trust or any such disqualified person (other than a person for whom Jefferson is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code.

         To the best knowledge of Jefferson, no condition exists with regard to any Employee Pension Benefit Plan which constitutes grounds for the termination of such plan pursuant to Section 4042 of ERISA.

         There is presently in effect no Employee Pension Benefit Plan that is subject to Title IV of ERISA. Jefferson has not incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA other than liabilities which have been satisfied. The termination of any Internal Revenue Code Section 401(a) qualified Employee Pension Benefit Plan previously terminated by Jefferson did not adversely affect the qualification of such Employee Pension Benefit Plan. To the best knowledge of Jefferson, the distribution of the assets or any such Employee Pension Benefit Plan was made or is currently being made in conformity with the requirements of that Employee Pension Benefit Plan and of applicable legal requirements and has not resulted in, will not result in, and is reasonably not anticipated to result in the assessment of any tax, penalty, or excise tax against such pension plan, its related trusts, the fiduciary and administrators of the Employee Pension Benefit Plan, Jefferson or any disqualified person (as defined in Code Section 4975) with respect to the Employee Pension Benefit Plan.

         Except as may be disclosed in a Scheduled 5.25(a) hereto, all Employee Pension Benefit Plans were in effect for substantially all of calendar year 1995. There has been no material amendment of any such plans (other than amendments required to comply with applicable law) or material increase in the cost of maintaining such plans or providing benefits thereunder on or after the last day of the plan year which ended in calendar year 1995 for each such Employee Pension Benefit Plan.

         Jefferson has provided to the Company copies of the annual actuarial valuation or allocation report, as applicable, for each Employee Pension Benefit Plan for the three (3) plan years for such plan immediately preceding the current date. With regard to Employee Pension Benefit Plans that are not intended to be qualified under Section 401(a) of the Code, copies of financial statements or reports containing information regarding the expense of maintaining any such Employee Pension Benefit Plan for the three (3) plan years preceding the current date have been delivered to the Company.

         To the extent applicable, Jefferson has provided to the Company copies of any filings regarding the Employee Pension Benefit Plans that have been made with the Securities and Exchange Commission for the three (3) plan years preceding the current date.

         (b) Jefferson has furnished to the Company true and complete copies of each "Employee Welfare Benefit Plan" as defined in Section 3(a) of ERISA, which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of Jefferson or members of a controlled group or entities under common control with Jefferson in the manner defined and further described in Section 414(b), (c), or (m) of the Code. Such plans are hereinafter referred to collectively as the "Employee Welfare Benefit Plans," and each such Employee Welfare Benefit Plan, if any, is listed in Schedule 5.25(b) hereto.

         Jefferson has also provided to the Company true and complete copies of documents establishing all funding instruments for each Employee Welfare Benefit Plans, including but not limited to, trust agreements, cafeteria plans (pursuant to Code Section 125), and voluntary employee beneficiary associations (pursuant to Code Section 501(c)(9)). To the best knowledge of Jefferson, each of the Employee Welfare Benefit Plans has been operated in substantial conformity with the written provisions of the plan documents that have been delivered to the Company and in material compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Code, which are applicable to such Employee Welfare Benefit Plans. Any material deviation in the operation of such plans from the requirements of the plan documents or of applicable laws has been listed in Schedule 5.25(b) hereto. Jefferson has provided any notification required by law to any participant covered under any Employee Welfare Benefit Plan who has failed to comply with the requirements of any Code section, resulting in the imposition of a tax on benefits provided to such participants under such plan.

         With respect to all Employee Welfare Benefit Plans that are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Code Section 5039D, all annual reports and annual returns as were required to be filed pursuant to such sections have been timely filed. Copies of all such annual returns/reports, including all attachments and schedules, for the three (3) plan years immediately preceding the current date for all plans subject to such requirements have been delivered to the Company. With respect to all Employee Welfare Benefit Plans that are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be filed with the

Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to the Company.

         Except as may be disclosed in a Schedule 5.25(b) hereto, all employee Welfare Benefit Plans that are in effect were in effect for substantially all of the calendar year 1995. Except as disclosed in such Schedule 5.25(b), there has been with respect to such Employee Welfare Benefit Plans no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1996.

         To the best knowledge of Jefferson, no Employee Welfare Benefit Plan or any trust created thereunder, nor any "party in interest" with respect to the plan (as defined in Section 3(14) of ERISA), has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA, which could subject such Employee Welfare Benefit Plan, any such trust, or any party in interest (other than a person for whom Jefferson is not directly or indirectly responsible) to the imposition of a penalty for such prohibited transaction under Section 502(i) of ERISA. The Department of Labor has not assessed any such penalty or served notice to Jefferson that such a penalty may be imposed upon any Employee Welfare Benefit Plan.

         Jefferson has not failed to make any contribution to, or pay any amount due and owing by Jefferson under the terms of, an Employee Welfare Benefit Plan. Except as may be disclosed in Schedule 5.25(b) hereto, no claims have been incurred with respect to any Employee Welfare Benefit Plan which may, to the best knowledge, information and belief of Jefferson, constitute a liability for Jefferson after the application of any insurance, trust or other funds that are applicable to the payment of such claims.

         Except as may be disclosed in Schedule 5.25(b) hereto, to the best knowledge, information and belief at Jefferson, no condition exists that could subject any Employee Welfare Benefit Plan or any person (other than a person for whom Jefferson is not directly or indirectly responsible) to liabilities, damages, losses, taxes, or sanctions that arise under Section 4980B of the Code or Sections 601 through 608 of ERISA for failure to comply with the continuation health care coverage requirements of ERISA Sections 601 through 608 and Code
Section 4980B with respect to any current or former employee of Jefferson or the beneficiaries of such employee.

         (c) Jefferson has furnished to the Company true and complete copies and/or descriptions of each plan or arrangement maintained or otherwise contributed to by Jefferson that is not an Employee Pension Benefit Plan and is not an Employee Welfare Benefit Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, retirement, group health or insurance, welfare benefits, fringe benefits, or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, or independent contractors of Jefferson. Such plans and arrangements shall collectively be referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of Jefferson, if any, are listed on Schedule 5.25(c) hereto. Except as disclosed on Schedule 5.25(c), there are no other benefit arrangements of Jefferson and all

Benefit Arrangements that are in effect were in effect for substantially all of calendar year 1995. Except as disclosed on Schedule 5.25(c), there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1996. There has been no material increase in the base salary and wage levels of Jefferson and, except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1995. Except as may be disclosed in Schedule 5.25(c), there has been no material increase in the compensation of, or benefits payable to, any senior executive employee of Jefferson on or after January 1, 1996, nor has any employment, severance, or similar contract been entered into with any such employee, nor has any amendment to any such contract been made on or after January 1, 1996.

         With respect to all Benefit Arrangements that are subject to the annual return requirement of Code Section 6039D, all annual returns as were required to be filed have been timely filed. Copies of all such annual returns for the three
(3) plan years immediately preceding the current date have been delivered to the Company.

         (d) Listed on Schedule 5.25(d) hereto are all Employee Pension Benefit Plans, Employee Welfare Benefit Plans, and Benefit Arrangements which provide compensation or benefits that become effective upon a change in control of Jefferson, including, but not limited to, additional compensation or benefits, or acceleration in the amount of timing of payment of compensation or benefits which had become effective prior to the date of such acceleration. Except as may be disclosed in such Schedule 5.25(d), there is no Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement covering any employee of Jefferson that individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280G of the Code and Regulations proposed pursuant to that section.

         (e) Except as may be described in a Schedule 5.25(e) hereto, each Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee, or other person may be terminated by Jefferson (or by the Surviving Corporation) within a period of no more than thirty (30) days following the Effective Time without payment of any amount as a penalty, bonus, premium, severance pay, or other compensation for such termination. No limitation on the right to terminate any such plan has been communicated by Jefferson to employees, former employees, or retirees who are or may be participants in or beneficiaries of such plans or arrangements.

         (f) Except as may be disclosed in a Schedule 5.25(f) hereto, Jefferson has not received notice from any governmental agency of any alleged violation of applicable laws or of any prospective audit or other investigation for the purpose of reviewing compliance with applicable laws with respect to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Benefit Arrangement.

         Except as disclosed in such Schedule 5.25(f), no suits, actions, or claims have been filed in any court of law or with any governmental agency regarding the operation of any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and no such additional suits, actions, or claims are, to the best information, knowledge and belief of Jefferson, anticipated to be filed.

5.26 MATERIAL CONTRACTS. Except as may be described in a Schedule 5.26 hereto, neither Jefferson (or its subsidiary) nor any of its (or its subsidiary's) assets, businesses, or operations, is as of the date of this Agreement a party to, or bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that require annual payments of over $25,000 per year.

5.27 MATERIAL CONTRACT DEFAULTS. Neither Jefferson nor its subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which either of them is a party or by which the assets, business, or operations of either of them may be bound or affected or under which Jefferson or its subsidiary or the assets, business, or operations of either of them receives benefits, and which default would reasonably be expected to have either individually or in the aggregate a material adverse effect on Jefferson and its subsidiary, taken as a whole. There has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.28 REPORTS. Since July 1, 1990, each of Jefferson and its subsidiary has filed all material reports and answers to regulatory examination reports, together with any amendments required to be made with respect thereto, that it was required to file with any or all of (i) the OTS; (ii) the FDIC and (iii) any other applicable federal or state securities or banking authorities (except, in the case of federal or state securities authorities, filings that are not material). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports in Jefferson's possession were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Jefferson is not in receipt of any correspondence from any Regulatory Authority inquiring into Jefferson's compliance with all of the requirements of their respective forms and all of the statutes, rules and regulations enforced or promulgated by such Regulatory Authority, or asserting that Jefferson has failed to comply therewith. Each of Jefferson and its subsidiary has previously provided to the Company true and correct copies of all such reports filed after July 1, 1990 and of which Jefferson and its subsidiary are aware. Insofar as the representations and warranties in this Section 5.28 concern reports and correspondence prior to February, 1993, such representations and warranties are made to the best knowledge of Jefferson.

5.29     1934 ACT AND NASDAQ FILINGS.

         (a) The outstanding shares of Jefferson Common Stock are not and are not required to be registered with the Office of Thrift Supervision pursuant to the Securities Exchange Act of 1934.

         (b) The outstanding shares of Jefferson Common Stock are not traded or authorized for trading on any system operated, owned or maintained by the National Association of Securities Dealers, Inc.

5.30 STATEMENTS TRUE AND CORRECT. None of the information prepared by or on behalf of Jefferson or its subsidiary regarding Jefferson or its subsidiary included or to be included in the Proxy Statement to be mailed to Jefferson's Shareholders in connection with the Shareholders' Meeting, and any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed and, with respect to the Proxy Statement, at the time it is mailed to shareholders of Jefferson, be false or misleading with respect to any material fact, omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or omit to state any material fact required to be stated therein, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Jefferson Shareholders' Meeting or omit to state any material fact required to be stated therein. All documents Jefferson is responsible for preparing for filing or filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

5.31     MATERIAL INTERESTS OF CERTAIN PERSONS. Except as may be set forth in a
Schedule 5.31 hereto, to the best knowledge of Jefferson and its subsidiary, no officer or director of Jefferson or its subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the 1934 Act) of any such officer or director, has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Jefferson or its subsidiary.

5.32 INVESTMENT SECURITIES. Section 1 of Schedule 5.32 sets forth the book and market value as of June 30, 1995 and as of the Effective Time of the investment securities, mortgage-backed securities and securities held for sale of Jefferson as of such date. Section 2 of such Schedule 5.32 sets forth an investment securities report which includes (to the extent known or reasonably obtainable)security descriptions, CUSIP or Agency Pool numbers, current pool face values, book values, coupon rates, market values and book yields in each case as of June 30, 1995 and as of the Effective Time.

5.33 INTELLECTUAL PROPERTIES. Except where there would be no material adverse effect on the business, financial condition or results of operations of Jefferson and its subsidiary taken as a whole, each of Jefferson and its subsidiary owns or possesses valid and binding license and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither Jefferson nor its subsidiary has received any notice of conflict with respect thereto that asserts the right of others. Each of Jefferson and its subsidiary has in all material respects performed all the obligations required to be performed by it and is not in default in any material respect under any material contract, agreement, arrangement or commitment relating to any of the foregoing, except for any nonperformance or default that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Jefferson and its subsidiary, taken as a whole.

5.34     CERTAIN REGULATORY MATTERS.

         (a) Jefferson is a qualified thrift lender under Section 10(m) of the HOLA and is a member of the Federal Home Loan Bank of Cincinnati; and

         (b) Jefferson has not paid or declared any dividends that (i) caused or would cause the regulatory capital of Jefferson to be less than the amount then required by applicable law or (ii) exceeded any other limitation on the payment of dividends imposed by law, agreement or regulatory policy. Other than as provided by applicable law, there are no restrictions on the payment of dividends by Jefferson or its subsidiary.

5.35     CORPORATE APPROVAL.

         (a) The affirmative vote of the holders of two thirds (_) of the outstanding shares of Jefferson Common Stock is required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. No other vote of the shareholders of Jefferson is required by law, the Articles of Incorporation, Constitution or Bylaws of Jefferson or otherwise to adopt this Agreement and approve the merger and the other transactions contemplated hereby; and

         (b) At a duly constituted meeting of the Board of Directors of Jefferson, directors constituting at least two-thirds of the directors then in office and a majority of the Disinterested Directors (meaning directors of Jefferson who are not officers, employees or holders of more than 5% of the Common Stock of Jefferson) granted their prior approval to the Merger.

5.36 BROKER'S AND FINDERS FEES. Except for payments to Keller & Company, Inc., which has been engaged by Jefferson as consultant to provide a fairness opinion (pursuant to an agreement, a copy of which has been separately provided to the Company), Jefferson has not incurred any liability to any broker, finder, or similar agent, nor has it agreed to pay any broker's fee, finder's fee or commission, with respect hereto or to the transactions contemplated hereby.

                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

         The Company and, as appropriate, Acquisition hereby make and agree to the covenants set forth in this Article VI in favor of Jefferson.

6.1 GOVERNMENTAL AND OTHER APPROVALS. Within a reasonable time after execution of this Agreement, the Company shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Governmental Approvals and take such other actions as may be reasonably required to consummate the transactions contemplated in this Agreement with reasonable promptness. The Company shall pay all fees and expenses arising in connection with such applications for regulatory approval. The Company agrees to use its best efforts to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with the Company's applications for regulatory approval and to use its best efforts to obtain such regulatory approvals and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this
Section 6.1. shall be construed to obligate the Company to take any action to meet any condition required to obtain prior regulatory approval if the Company shall, in its sole discretion, deem such condition to be unreasonable or to constitute a significant impediment upon its ability to carry on its business or any acquisition programs. The Company shall provide Jefferson the opportunity to review and comment on all required applications within a reasonable period prior to the filing thereof and provide Jefferson with copies of all written communications with Regulatory Authorities regarding the transactions provided for herein and related applications and proceedings. Subject to the terms and conditions of this Agreement, the Company and Acquisition agree to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the parties to consummate the transaction contemplated by this Agreement. Subject to the provisions of this Section 6.1, the Company shall use, and shall cause each Company Subsidiary to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Agreement.

6.2 COOPERATION IN PREPARATION OF THE PROXY STATEMENT. The Company will furnish such information concerning the Company (and Acquisition shall furnish such information concerning Acquisition) as is necessary in order to cause the Proxy Statement, insofar as it relates to either such corporation, to comply with Section 4.14. The Company agrees promptly to advise Jefferson if at any time prior to the Jefferson Shareholders' Meeting any information provided by it for inclusion in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide Jefferson with the information needed to correct such inaccuracy or omission. The Company and Acquisition shall furnish Jefferson with such supplemental information as may be necessary in order to cause such Proxy Statement, insofar as it relates to the Company or Acquisition, respectively, to comply with Section 4.14.

6.3 EMPLOYEE BENEFITS. Following the consummation of the transactions contemplated herein, the Company shall not be obligated to make further contributions to any of the Employee Plans or Benefit Arrangements of Jefferson and all employees of Jefferson immediately prior to the Effective Time who shall continue as employees of Acquisition as the Surviving Corporation or as employees of any other Company Subsidiary will be afforded the opportunity to participate in any applicable employee benefit plans maintained by the Company or the Company Subsidiaries, included but not limited to any "employee benefit plan," as that term is defined in ERISA, on an equal basis with employees of the Company or any Company Subsidiary with comparable positions, compensation and tenure, subject to the provisions of this Section 6.3. Service with Jefferson prior to the Effective Time by such former Jefferson employees will not be deemed service with the Company or any Company Subsidiary and will not be counted for purposes of determining eligibility for participation and for crediting of service for vesting purposes in such employee benefit plans of the Company or any Company Subsidiary. In no event shall any former Jefferson employee be entitled to or be given credit for past service with Jefferson for purposes of the accrual, calculation, or determination of benefit amounts under any plan maintained by the Company or any Company Subsidiary. In its sole discretion, the Company may elect to postpone until the first day of January next following the Effective Time the participation of the employees of Jefferson in the employee benefit plans maintained by the Company or a Company Subsidiary.

          The Company shall take all steps necessary to cause any 401(k) plan maintained by Jefferson to be terminated, and distributions made thereunder in accordance with the provisions of Code Section 401(k)(10)(A)(i), as soon as practicable after the Effective Time, but in no event sooner than the date that the former Jefferson employees who remain employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation are entitled to participate in the Company's employee stock ownership plan. Nothing contained in this Section
6.3 shall be deemed to be a promise (express or implied) or represent any understanding with respect to continued or future employment of any employee of Jefferson.

          Neither the Company nor Acquisition will provide or be required to provide health insurance or health benefits for any officer or employee of Jefferson, or a family member of any officer or employee of Jefferson, in the event any such person is determined by the Company's or its affiliates' health insurer to be not insurable due to a pre-existing condition.

6.4 NOTIFICATION. The Company shall notify Jefferson promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that would result in a change in the circumstances described in the representations and warranties contained herein. At all times up to, including and as of the Closing, the Company and Acquisition shall inform Jefferson in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and any Company Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of the Company and Acquisition; provided, however, that any such updates to the Company Schedules shall be required prior to the Closing only with respect to matters that represent material changes to the Company Schedules and the information contained therein.

6.5       CERTAIN EMPLOYEE MATTERS.

          (a) For a period of six months following the Effective Date, the Company shall not, and shall cause the Surviving Corporation not to, terminate the employment of any person who is an employee of Jefferson as of the date hereof who is not employed by Jefferson pursuant to a written employment agreement; provided, however, that the Company and the Surviving Corporation shall retain the right to terminate any such employee for cause, whether termination occurs during such six-month period or thereafter. For purposes of this Section 6.5(a), "cause" shall mean dishonesty, fraud, embezzlement, misappropriation or breach of duty to the Company or an Affiliate of the Company, incompetence, an act or omission such employee knew or should have known would materially impair the reputation, goodwill or business position of the Company or any of its Affiliates, a continuing pattern of neglect or misconduct by such employee in the performance of his or her duties or conviction of a felony offense; and provided further, that employment of any such person by the Company or any of its Affiliates other than the Surviving Corporation during such six-month period shall not be deemed to constitute a breach of the covenant set forth in this Section 6.5(a). It is expressly understood and agreed by the Company and Jefferson that the only officers or employees of Jefferson whose employment by Jefferson is pursuant to a written employment agreement are Messrs. Campbell, Dozer and Hiss (President and Chief Executive Officer, Vice President and Chief Lending Officer and Vice President and Treasurer of Jefferson, respectively).

         (b) For a period of six months following the Effective Date or for the remaining term of their current employment contract, whichever is greater, the Company shall not, and shall cause the Surviving Corporation not to, terminate the employment of Messrs. Dozer and Hiss; provided, however, that the Company and the Surviving Corporation shall retain the right to terminate either such individual for cause, whether termination occurs during the six-month period following the Effective Date or thereafter. For purposes of this Section 6.5(a), "cause" shall mean dishonesty, fraud, embezzlement, misappropriation or breach of duty to the Company or an Affiliate of the Company, incompetence, an act or omission such employee knew or should have known would materially impair the reputation, goodwill or business position of the Company or any of its Affiliates, a continuing pattern of neglect or misconduct by such employee in the performance of his or her duties, conviction of a felony offense or any other event or circumstance that would permit Jefferson to terminate their employment for cause pursuant to their respective employment agreements; and provided further, that employment of either such individual by the Company or any of its Affiliates other than the Surviving Corporation during such period, without requiring relocation of such individual, shall not be deemed to constitute a breach of the covenant set forth in this Section 6.5(a).

         (c) On the business day before the Closing, the Company shall (i) provide to Mr. Campbell assurance identical to that set forth in Section 6.5(b) for Messrs. Dozer and Hiss or (ii) at the Company's option, which option shall be exercised by written notice from the Company to Mr. Campbell delivered not later than thirty days prior to Closing, the Company may request that Jefferson terminate before the Closing Mr. Campbell's existing employment agreement and pay or cause to be paid to him the termination or severance payments to which Mr. Campbell would thereafter be entitled pursuant to his employment agreement with Jefferson, as in effect on the date hereof and in the form previously delivered to the Company. If the latter option is elected by the Company, such payment, whether made or accrued, shall not have the effect of reducing Jefferson's shareholders' equity as of the Closing Date under Section 3.2(a) or
Section 8.2(k) of this Agreement.

6.6      DIRECTORS AND OFFICERS INSURANCE AND INDEMNIFICATION.

         (a) Insurance. The Company shall cause the Jefferson Directors and Officers to be added as additional covered parties under the director and officer insurance coverage maintained by the Company, with a policy limit of $8 million. For purposes of this Section 6.6(a), the phrase "Jefferson Directors and Officers" shall mean James Campbell, Ronald Root, Roger Holstein, Stanton Jones, William Blazer, Robert Hiss, Donald Dozer and any of their predecessors who are covered under the existing policy of Jefferson. In addition to the indemnification obligation set forth in Section 6.6(b) hereafter, the Company shall protect, indemnify and hold harmless the Jefferson Directors and Officers from and against any and all causes of action, suits, judgments, liabilities, obligations, losses, damages, actual or threatened claims, and expenses of any nature whatsoever (including reasonable attorneys' fees and expenses and costs incurred in settlement) which may be imposed on, incurred by or asserted against the Jefferson Directors and Officers at any time by reason of, in any way relating to, arising directly or indirectly out of, or reasonably alleged to arise out of the Company's failure to purchase or maintain or cause to be purchased or maintained directors and officers liability insurance pursuant to the terms of this Section 6.6(a), but only to the extent that the foregoing causes of action, suits, judgments, liabilities, obligations, losses, damages, actual or threatened claims, and expenses of any nature whatsoever (including reasonable attorneys' fees and expenses and costs incurred in settlement) are of the type that would have been covered had the Company's director and officer insurance policy been purchased or maintained as required.

         (b) Indemnification. The Company and Acquisition hereby acknowledge and agree that Ohio law provides for the indemnification of directors and officers of Ohio corporations under certain circumstances and with certain exceptions, which indemnification includes but is not necessarily limited to indemnification of directors and officers of all constituent corporations that are party to a merger. Furthermore, the Company and Acquisition hereby acknowledge and agree that they are bound by Ohio law, including without limitation Ohio Revised Code
Section 1701.13(E), and that Ohio law as in effect on the date hereof requires the advancement of expenses under certain circumstances. It is acknowledged and agreed by all parties hereto that the intent and effect of this Section 6.6(b) is merely to acknowledge, and not to expand upon, Ohio law concerning indemnification of directors and officers, and none of such parties shall be entitled to assert, nor shall they assert, that this Section 6.6(b) creates any indemnification obligation on the part of the Company beyond any indemnification obligations imposed on the Company or its Affiliates under Section 1701.13(E) or elsewhere under Ohio law, as in effect on the date of this Agreement.

         (c) Indemnification Procedural Matters. The parties hereto acknowledge and agree that the Company shall be entitled to impose any reasonable terms and conditions in connection with any obligation on its part to indemnify Jefferson directors and officers pursuant to this Section 6.6. Such reasonable terms and conditions shall include, but shall not be limited to, the Company's right to control the defense or settlement of any causes of action, suits, judgments, liabilities, obligations, losses, damages, actual or threatened claims, the Company's right to require prior approval by the Company for incurrence of expenses of any nature whatsoever (including reasonable attorneys' fees and expenses and costs incurred in settlement), the right of the Company to select counsel to represent its interests and the interests of persons claiming indemnification, the right of the Company to appeal any adverse judgment or judgments, the Company's right to seek recovery of expenses advanced if the person to whom expenses were advanced is determined not to be entitled thereto and the right to assert any defense to a claim of indemnification that the Company may be entitled to assert under Ohio or other applicable law, including a defense based upon failure by the person seeking indemnification to abide by the foregoing terms and conditions, all of which rights are hereby acknowledged and agreed to.

                                   ARTICLE VII
                             COVENANTS OF JEFFERSON

         Jefferson hereby makes and agrees to the covenants set forth in this
Article VII in favor of the Company and Acquisition.

7.1      JEFFERSON SHAREHOLDER APPROVAL; PROXY STATEMENT

         (a) Shareholder Approval. Jefferson shall call the Jefferson Shareholders' Meeting to be held as soon as reasonably practical after the date of this Agreement for the purpose of adopting and approving this Agreement and the Merger contemplated hereby, and such other related matters as it deems appropriate. The Board of Directors of Jefferson shall recommend, subject to compliance with their legal and fiduciary duties as advised by counsel, to the Jefferson Shareholders the approval and adoption of this Agreement and the Merger contemplated hereby. Jefferson shall use its best efforts, subject to compliance with its legal and fiduciary duties as advised by counsel, to obtain the approvals of Jefferson Shareholders.

         (b) Proxy Statement. As soon as reasonably practicable after the date hereof, Jefferson shall prepare or cause to be prepared a Proxy Statement for use in connection with the Shareholders' Meeting. Jefferson shall provide to the Company and its counsel reasonable opportunity to review and comment upon the Proxy Statement prior to the time it is first sent or given to shareholders of Jefferson or filed in preliminary form with any Regulatory Authority. Except as to any information concerning the Company or Acquisition that is included in the

Proxy Statement and that is provided in writing to Jefferson by the Company or its counsel specifically for inclusion in the Proxy Statement, for which information the Company and Acquisition shall be solely responsible, Jefferson shall ensure that the Proxy Statement, at the time it is first sent or given to shareholders of Jefferson and at all times to and including the Shareholders' Meeting, is not false or misleading with respect to any material fact, that it does not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and that it does not omit to state any material fact required to be stated therein, and, in the case of any amendment thereof or supplement thereto (at the time it is first sent or given and at all times to and including the Shareholders' Meeting), that such supplement or amendment is not false or misleading with respect to any material fact, and that it does not omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Jefferson Shareholders' Meeting and that it does not omit to state any material fact required to be stated therein. All documents Jefferson is responsible for preparing for filing or filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

7.2 CONDUCT OF BUSINESS - AFFIRMATIVE COVENANTS. Unless the prior written consent of the Company shall have been obtained:

         (a)   Each of Jefferson and its subsidiary shall:

         (i) Operate its business only in the usual, regular, and ordinary course;

         (ii) Preserve intact its business organizations and assets and to maintain its rights and franchises;

         (iii) Take no action, unless otherwise required by law, rules or regulation, that would reasonably be considered to (A) adversely affect its ability or that of the Company to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Agreement;

         (iv) Except as they may terminate in accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts; provided, however, that as of or prior to the Closing Date the Data Servicing Agreement between Jefferson and FISERV Cleveland, Inc. ("FISERV") dated January 13, 1993 (the "Contract") will, at the request of the Company, be terminated by Jefferson, it being understood and agreed by the parties hereto that any payment, whether denominated a termination payment, liquidated damage payment or otherwise, payable by Jefferson to FISERV as a result of such early termination of the Contract shall not have the effect of reducing Jefferson's shareholders' equity as of the Closing Date for purposes of
Section 3.2(a) or Section 8.2(k) of this Agreement;

         (v) Keep in full force and effect insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of Jefferson and its subsidiary, respectively, and for the nature of the business and the properties owned by them, to the extent that such insurance is reasonably available;

         (vi) Use its best efforts to retain the present customer base of each of Jefferson and its subsidiary and to facilitate the retention of such customers by Acquisition after the Effective Time; and

         (vii) Maintain, renew, keep in full force and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to the Company and Company Subsidiaries at and after the Effective Time, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of customer relationships.

         (b) Jefferson agrees to use its best efforts to assist the Company in obtaining the Governmental Approvals necessary to complete the transactions contemplated hereby and does not know of any reason that such governmental Approvals can not be obtained. Each of Jefferson and its subsidiary shall provide to the Company or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals.

         (c) Jefferson, at its cost and expense, shall use its best efforts to secure all necessary consents and all consents and releases, if any, required by Jefferson or third parties and shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.

         (d) At all times to and including, and as of, the Closing, Jefferson shall inform the Company in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and in the Jefferson Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of Jefferson and its subsidiary; provided, however, that any such updates to the Jefferson Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Jefferson Schedules and the information contained therein.

         (e) On and after the Closing Date, each of Jefferson and its subsidiary shall give such further assistance to the Company and shall execute, acknowledge and deliver all such documents and instruments as the Company may reasonably request and take such further action as may be necessary or appropriate effectively to consummate the transactions contemplated by this Agreement.

         (f) Between the date of this Agreement and the Closing Date, each of Jefferson and its subsidiary shall, at times mutually agreed upon by Jefferson and the Company, afford the Company, its officers, employees, agents or other representatives (including accountants and attorneys) reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to Jefferson or its subsidiary. The business and accounting records of Jefferson and its subsidiary to which access shall be provided shall include but shall not be limited to loan and deposit account files; reports and correspondence sent to, filed with or received from any federal or state regulatory or supervisory agency; all leases with respect to Jefferson's or its subsidiary's premises; all internal audit reports and management's responses thereto; a list of current directors; a list of current shareholders of Jefferson; and such other information concerning the business, financial condition, affairs, properties and prospects of Jefferson and its subsidiary as the Company, its employees, officers, agents or other representatives may reasonably request. Each of Jefferson and its subsidiary shall provide reasonable assistance to the Company in its investigation of matters relating to Jefferson or its subsidiary.

         (g) Subject to the terms and conditions of this Agreement, Jefferson agrees to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Agreement. Jefferson shall use its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Agreement.

         (h) Jefferson shall notify the Company promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it or its subsidiary herein to be false or misleading, of it or its subsidiary becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that would result in a change in the circumstances described in the representations and warranties contained herein.

         (i)(A) Jefferson shall, at its sole cost and expense, engage an environmental engineering firm for the purpose of remediation of any adverse environmental condition existing with respect to the properties of Jefferson, including but not limited to those located at 5th Avenue and Maple Street in Marysville, Ohio and at 2182 West Dublin-Granville Road in Worthington, Ohio; provided, however, that Jefferson shall not be required to remediate the Marysville property if Jefferson demonstrates to the Company's satisfaction that Jefferson has disposed of such property in a transaction or transactions with one or more third parties. The remediation required hereunder shall be completed prior to the Closing Date.

            (B) The Company shall be afforded the opportunity to cause a Phase I (and if indicated a Phase II) Environmental Audit of all real property owned or leased by Jefferson or its subsidiary (whether used in their operations or otherwise). Any Phase I Environmental Audit shall be completed by the Company not later than sixty (60) days following the date of this Agreement. If, as a result of such Environmental Audit, a fact, circumstance or condition is discovered that would constitute a violation of Jefferson's or its subsidiary's representations set forth herein, if known to Jefferson or its subsidiary, whether or not disclosed in a schedule hereto, Jefferson shall take or cause to be taken such actions as are necessary to remedy the same to the reasonable satisfaction of the Company.

            (C) The Company shall be afforded the right, at the Company's expense, to conduct a physical inspection of all improvements, buildings and mechanical equipment owned or leased by Jefferson or its subsidiary. Any such inspection shall be conducted at a time mutually acceptable to Jefferson and the Company and shall not unreasonably interfere with the conduct of Jefferson's business. The inspection shall be conducted not later than thirty (30) days following the date of this Agreement.

7.3 CONDUCT OF BUSINESS - NEGATIVE COVENANTS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of Jefferson and, as applicable, its subsidiary covenants and agrees that it will not do or agree or commit to do any of the following without requesting in writing the Company's approval and receiving the prior written consent of the chief executive officer of the Company, which consent will not be unreasonably withheld and shall be deemed given unless the Company disapproves the same within five (5) business days after the chief executive officer of the Company shall have actually received Jefferson's request for such approval.

         (a) Except as expressly contemplated by this Agreement, amend its Articles of Incorporation, Constitution or Bylaws;

         (b) Impose on any share of capital stock held by it any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist;

         (c) (i) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or other equity securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Agreement; (ii) split or otherwise subdivide its capital stock; (iii) recapitalize in any way; (iv) declare a stock dividend on the Jefferson Common Stock; or (v) pay or declare a cash dividend or make or declare any other type of distribution on the Jefferson Common Stock except, as to frequency and amount, in accordance with Jefferson's historical practices.

         (d) Except as expressly permitted by this Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by the

Company, (ii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances, or (iii) acquisitions of control in its fiduciary capacity.

         (e) Except as expressly permitted by this Agreement, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of Jefferson Common Stock, any other capital stock of Jefferson, any stock appreciation rights, options, warrants, conversion rights, calls or other rights to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are directly sold or otherwise directly transferred to Jefferson, (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of Jefferson or its subsidiary, (iii) sell, agree to sell, or otherwise dispose of any asset of Jefferson or its subsidiary other than in the ordinary course of business for reasonable and adequate consideration or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any Person or entity;

         (f) Incur any additional debt obligation or other obligation for borrowed money other than (i) in replacement of existing short-term debt with other short-term debt of an equal or lesser amount or (ii) financing of banking related activities except in the ordinary course of the business consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, entry into repurchase agreements or reverse repurchase agreements, purchase or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit; provided, however, that short-term (of twelve months or less) Federal Home Loan Bank advances not subject to a prepayment penalty and in an aggregate amount of not more than $8 million that are obtained by Jefferson shall be deemed to be within the ordinary course of business;

         (g) Grant any increase in compensation or benefits to any of its employees or officers, except in accordance with past practices or as required by law; pay any bonus except in accordance with past practices or any plan or arrangement disclosed in Schedule 5.25(e); enter into any severance agreements with any of its officers or employees; grant any material increase in fees or other increases in compensation or other benefits to any director; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law;

         (h) Amend any existing employment contract between it and any person having a salary thereunder in excess of $30,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder; or enter into any new employment contract with any person having an annual salary thereunder in excess of $30,000 that Jefferson, its subsidiary or the successor of Jefferson or its subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time;

         (i) Adopt any new employee benefit plan or terminate or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan;

         (j) Enter into any new service contracts, purchase or sale agreements or lease agreements that are material to Jefferson and its subsidiary, taken as a whole;

         (k)      Make any capital expenditure exceeding $50,000;

         (l) Enter into any transactions other than in the ordinary course of business or to accomplish the requirements of this Agreement;

         (m) Grant or commit to grant any new extension of credit to any officer or director or known holder of 5% or more of the outstanding Jefferson Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower, would exceed 5% of the capital of Jefferson or amend the terms of any such credit outstanding on the date hereof;

         (n) Knowingly take any action that will affect its ability to continue to deduct losses on loans under the reserve method as provided for under Section 593 of the Code;

         (o) Knowingly take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article 8 not being satisfied, or in violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

         (p) Change its methods of accounting in effect at June 30, 1995, except as provided in this Agreement or as required by changes in GAAP as concurred in, in writing, by Jefferson's independent auditors (a copy of which shall be provided to the Company) or regulatory accounting principles. It is acknowledged and agreed by the parties hereto that (i) Jefferson shall, at the request of the Company, effective at Closing, cause its allowance for loan and lease losses to be increased by an amount to be provided in writing by the Company within two days prior to Closing and (ii) that such increase shall not have the effect of reducing Jefferson's shareholders' equity as of the Closing Date for purposes of Section 3.2(a) and Section 8.2(k) of this Agreement;

         (q) Except as required by applicable law, knowingly take or cause to be taken any action that could reasonably be expected to jeopardize or delay the receipt of any of the required regulatory approvals or which would reasonably be expected to result in any such required regulatory approval containing a condition that is determined by the Company to be unduly burdensome;

         (r) Fail to use its best efforts to keep in full force and effect its insurance and bonds in such amounts as are reasonable to cover such risks customary in relation to the character and location of is properties and the nature of its business and in any event at least equal in scope and amount of coverage of insurance and bonds now carried;

         (s) Fail to notify the Company promptly of its receipt of any letter, notice or other communication, whether written or oral, from any governmental entity advising Jefferson or its subsidiary that the governmental entity is contemplating issuing, requiring, or requesting any agreement, memorandum of understanding, or similar undertaking, order or directive;

         (t) Fail to use its best efforts to remain in compliance with any capital or other operating requirement of any regulatory agency to which it is subject;

         (u) Fail promptly to notify the Company of (i) the commencement or threat of any audit, action, or proceeding involving any material amount of taxes against Jefferson or its subsidiary or (ii) the receipt by Jefferson or its subsidiary of any deficiency or audit notices or reports in respect of any material deficiencies asserted by any federal, state, local or other tax authorities;

         (v) Agree to the extension of any statute of limitations for making any assessments with respect to taxes, except for extensions granted in good faith in connection with attempts to resolve existing disputes with taxing authorities;

         (w) Fail to maintain and keep its properties in good repair and condition, except for depreciation due to ordinary wear and tear;

         (x) Fail to perform in all material respects all obligations required to be performed under all material contracts, leases, and documents relating to or affecting its assets, properties, and businesses; or

         (y) Engage in any off-balance sheet hedge transactions except in the ordinary course of its residential mortgage lending business consistent with past practices.

7.4 CONDUCT OF BUSINESS -- CERTAIN ACTIONS. Except to the extent necessary to consummate the transactions specifically contemplated by this Agreement, neither Jefferson nor its subsidiary shall (and each shall use its best efforts to ensure that its directors, officers, employees, and advisors do not) directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry or proposal from or discussion with any corporation, partnership, person or other entity or group (other than to the Company or any Company Subsidiary) concerning any "Acquisition Proposal" (as defined below), except for actions reasonably considered by the Board of Directors of Jefferson, based upon the advice of outside legal counsel, to be required in order to fulfill its fiduciary obligations.

         Jefferson shall notify the Company immediately if any Acquisition Proposal has been or should hereafter be received. Such notice shall contain, at a minimum, the identity of the persons making the Acquisition Proposal, and, subject to disclosure being consistent with the fiduciary obligations of Jefferson's Board of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest. For purposes of this
Section 7.4, "Acquisition Proposal" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity or group, other than the Company or any Company Subsidiary, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving Jefferson; (ii) acquire the right to vote 10% or more of the Jefferson Common Stock; (iii) acquire a significant portion of the assets or earning power of Jefferson or its subsidiary; or (iv) acquire in excess of 10% of the outstanding Jefferson Common Stock.

7.5 CERTAIN EMPLOYMENT AGREEMENTS. On or promptly following the date of this Agreement, Jefferson shall provide or cause to be provided to the Company a written statement from each of Messrs. Campbell, Dozer and Hiss (President and Chief Executive Officer, Vice President and Chief Lending Officer and Vice President and Treasurer of Jefferson, respectively) to the effect that the consummation of the Merger and the transactions and other matters contemplated hereby do not and will not constitute an involuntary termination of their employment under their respective employment agreements with Jefferson, or constitute an event or action entitling any of them to termination or severance payment or payments under such employment agreements; provided, however, it is understood and agreed by the parties hereto that nothing in this Section 7.5 or in any written statement to be provided by Mr. Campbell pursuant to this Section
7.5 shall adversely affect Mr. Campbell's right to termination or severance payment or payments pursuant to his employment agreement with Jefferson in the event that the Company elects pursuant to Section 6.5(c) hereof to request that Jefferson terminate his employment prior to the Effective Date.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

8.1 CONDITIONS TO THE OBLIGATIONS OF JEFFERSON. Unless waived in writing by Jefferson, the obligation of Jefferson to consummate the transaction contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) Performance. Each of the material acts and undertakings of the Company to be performed at or prior to the Closing Date pursuant to this Agreement shall have been duly performed;

        (b) No Material Adverse Change. No material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of the Company and Acquisition taken as a whole shall have occurred since the date of this Agreement;

         (c) Representations and Warranties. The representations and warranties contained in Article IV of this Reorganization Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Effective Time;

         (d) Documents. In addition to the other deliveries of the Company described elsewhere in this Agreement, Jefferson shall have received the following documents and instruments:

         (i) a certificate signed by the Secretary or an assistant secretary of the Company and Acquisition dated as of the Closing Date certifying that:

                  (A) the Company's and Acquisition's respective Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Agreement (including the Merger contemplated hereby), authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                  (B) the person executing this Agreement on behalf of the Company and Acquisition are officers of the Company and Acquisition, respectively, holding the offices so specified with full power and authority to execute this Agreement and any and all other documents in connection with the Merger, and that the signature of such person set forth on such certificate is his or her genuine signature; and

                  (C) the organization documents of the Company and Acquisition attached to such certificate remain in full force and effect; and

         (ii) a certificate signed respectively by duly authorized officers of the Company and Acquisition stating that the conditions set forth in Sections 8.1(a), 8.1(b) and 8.1(c) of this Agreement have been satisfied.

         (e) Fairness Opinion. Jefferson shall have received a "fairness opinion" letter from its independent financial adviser dated the date hereof and to the effect that, in the opinion of such adviser the Consideration to be received by the Jefferson Record Holders is fair to the Record Holders from a financial point of view, and Jefferson shall have received an updated "fairness opinion" letter from such advisor dated as of the date of mailing of the Proxy Statement confirming the opinions provided in the initial "fairness opinion" letter.

8.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. Unless waived in writing by the Company and Acquisition, the obligations of the Company and Acquisition to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

         (a) Performance. Each of the material acts and undertakings of Jefferson to be performed at or before the Closing Date pursuant to this Agreement shall have been duly performed;

         (b) Representations and Warranties. The representations and warranties contained in Article V of this Reorganization Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

         (c) Documents. In addition to the documents delivered elsewhere in this Agreement, the Company shall have received the following documents and instruments:

         (i) a certificate signed by the Secretary of Jefferson dated as of the Closing Date certifying that:

                  (A) Jefferson's Board of Directors has duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Agreement (including the Merger contemplated hereby), authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                  (B) the person executing this Agreement on behalf of Jefferson is an officer of Jefferson, holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Merger, and that the signature of such person set forth on such certificate is his genuine signature; and

                  (C) the charter documents of Jefferson attached to such certificate remain in full force and effect; and

         (ii) a certificate signed respectively by the President and Chief Executive Officer of Jefferson stating that the conditions set forth in Sections 8.2(a), 8.2(b), 8.2(e) and 8.2(f) of this Agreement have been satisfied.

         (d) Inspections Permitted; Certain Financial Matters. Between the date of this Agreement and the Closing Date, each of Jefferson and its subsidiary shall have afforded the Company, its employees, officers, agents and other representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to Jefferson or its subsidiary. Each of Jefferson and its subsidiary shall have caused all personnel to provide reasonable assistance to the Company in its investigation of matters relating to Jefferson and its subsidiary. The Company's independent certified public auditors shall have (i) reviewed the most recent unaudited Jefferson Financial Statements and performed such other auditing procedures as the Company may request and (ii) reported to the Company that such independent certified public auditors are not aware of any material modifications that should be made to such unaudited Jefferson Financial Statements in order for such statements to conform to GAAP.

         (e) No Material Adverse Change. No material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Jefferson and its subsidiary taken as a whole shall have occurred since the date of this Agreement, including but not limited to any unusual or extraordinary loan losses; provided, however, that before the Closing Date Jefferson shall have, if requested by the Company, (i) terminated the Contract with FISERV pursuant to Section 7.2(a)(iv) of this Agreement and (ii) caused its allowance for loan and lease losses to be increased in accordance with Section 7.3(p) of this Agreement.

         (f) Opinion of Jefferson's Counsel. The Company shall have been furnished with an opinion of counsel to Jefferson, dated as of the Closing Date and addressed to the Company, substantially to the effect that:

         (i) Jefferson is an Ohio-chartered savings and loan association, duly incorporated, validly existing, and in good standing under the laws of the State of Ohio;

         (ii) Jefferson has full corporate power and authority to enter into this Agreement; this Agreement has been duly and validly authorized by all necessary corporate action of Jefferson and has been duly and validly executed and delivered by and on behalf of Jefferson; and no approval, authorization, order, consent, registration, filing, qualification, license or permit of or with any regulatory, administrative or other governmental body (including any court) is required under any federal or Ohio statute or regulation for the execution and delivery of this Agreement by Jefferson or the consummation of the transactions contemplated by this Agreement, except such as have been obtained and are in full force and effect; and

         (iii) (a) that Jefferson's capital stock consists solely of the Jefferson Common Stock; the Jefferson Common Stock has been duly authorized; 3,535 such shares are issued and outstanding and are validly issued; (b) to the best of such counsel's knowledge, except as set forth in Schedule 5.14 to the Agreement or reflected in the Audited Financial Statements of Jefferson, there is no action, suit or proceeding pending or threatened against Jefferson or its subsidiary or any of the assets of either of them, before any court or arbitrator or any governmental body, agency or official that would, if decided against Jefferson or its subsidiary, have a material adverse impact on the business, properties, assets, liabilities or condition (financial or other) of Jefferson and its subsidiary, taken as a whole; and (c) to the best of such counsel's knowledge, with the exception of this Agreement, neither Jefferson nor its subsidiary is a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase substantially all assets or any other agreement which contemplates the involvement of Jefferson (or any of its assets) or its subsidiary in any business combination of any kind; or any agreement obligating Jefferson to issue or sell or authorize the sale or transfer of Jefferson Common Stock.

         Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Jefferson or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to federal law and the OGCL; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

         (g) Other Business Combinations, Etc. Jefferson shall not have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Jefferson would merge with, consolidate with, effect a business combination with, sell any substantial part of Jefferson's or its subsidiary's assets to, or, acquire a significant part of the shares or assets of, any other Person or entity (financial or otherwise), adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of Jefferson or the benefits of acquiring the Jefferson Common Stock;

         (h) Governmental Approvals. Except for the filing of the Certificate of Merger with the Secretary of the State of Ohio, all Governmental Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions not typically imposed in similar transactions (including any requirement that the Company commit to divest branches or assets) which the Company determines in its sole judgment to be materially burdensome upon the conduct of the business of the Company or any of its Subsidiaries or which would so adversely impact the economic and business benefits of the Merger to the Company as to render it inadvisable (in the sole judgment of the Company) to proceed with the Merger; such approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such approvals shall have expired; and all conditions and requirements prescribed by law or otherwise imposed in connection with the Regulatory Approvals shall have been satisfied;

         (i) Shareholder Approval. Jefferson shall have furnished the Company with a certified copy of resolutions duly adopted by the holders of a vote of the outstanding shares of Jefferson Common Stock entitled to vote thereon approving and adopting this Agreement, the Merger contemplated hereby and the other transactions contemplated hereby; such resolutions shall be in full force and effect and shall have not been modified, rescinded or annulled;

         (j) Availability of Workpapers. Jefferson shall authorize its independent accounting firm to make available the non-proprietary workpapers that were prepared by such firm in connection with the audits of Jefferson for the years ended June 30, 1995, 1994 and 1993;

         (k) Jefferson Shareholders' Equity Account. Jefferson shall have delivered to the Company a statement of its shareholders' equity as of the Closing Date, which statement shall be in form and substance satisfactory to the Company, in order that the Company may verify the amount of Jefferson's shareholders' equity as of the Closing Date and make the calculations provided in Section 3.2(a) of this Agreement;

         (l) SAIF Assessments. The FDIC shall not have increase or announced its intention to increase regular SAIF assessments beyond $.31 per $100 of deposits for deposit insurance premiums on or with respect to deposits held by SAIF-insured institutions, including Jefferson; provided, however, that if the such assessments are increased beyond $.31 per $100 of deposits, the Company and Jefferson shall in good faith negotiate an adjustment in the consideration to be paid hereunder;

         (m) Certain Environmental Matters. Jefferson shall have provided to the Company reports and other documents reasonably requested by the Company in order that the Company may confirm that environmental remediation has occurred in accordance with Section 7.2(i) of this Agreement. Insofar as the property located in Marysville, Ohio is concerned, satisfactory remediation (which shall be required only if the Marysville property shall not have been disposed of) shall be deemed to have occurred at such time as the Company shall have received and accepted (i) a copy of any and all reports prepared by one or more reputable environmental consulting or engineering firms reasonably acceptable to the Company verifying that environmental contamination on the Marysville, Ohio property has been remedied to a level below the acceptable "action level" under rules promulgated by the State Fire Marshal, Bureau of Underground Storage Tank Regulation or (ii) a copy of a No Further Action Letter or its equivalent from the State Fire Marshal, Bureau of Underground Storage Tank Regulation as to remediation of environmental contamination of the Marysville, Ohio property, regardless of whether such letter is addressed to the Company; and

         (n) Release. The Company shall have received from each shareholder of Jefferson a release from liability, in form and substance satisfactory to the Company, concerning acts and transactions occurring prior to the Effective Time; provided, however, that acts and transactions of the Company, Acquisition and any of their Subsidiaries, including any acts and transactions contemplated by the Agreement, shall be specifically excepted therefrom. The release from liability may be incorporated into the letter of transmittal contemplated by
Section 3.3(a) of this Agreement or it may be contained in a separate document, in the Company's discretion.

8.3 CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

         (a) No Court Orders, Pending or Threatened Claims or Regulatory Changes. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which represents a substantial risk of the restraint or prohibition of the transaction contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal the consummation of the Merger;

         (b) Governmental Approvals and Acquiescence Obtained. The Parties hereto shall have received all applicable Governmental Approvals for the consummation of the transaction contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired. The pre-merger notification provisions of
Section 7A of the Clayton Act, if and to the extent applicable, shall have been complied with by the parties hereto, and no other statutory or regulatory requirements with respect to the Clayton Act shall be applicable; and

         (c) Approval of Shareholders. Approval of this Agreement and the transactions contemplated hereby by the stockholders of Jefferson, as required by applicable law or applicable provisions of the Articles of Incorporation, Constitution or Bylaws of Jefferson.

                                   ARTICLE IX
                                   TERMINATION

9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing, as follows:

         (a)      By mutual consent in writing of the Parties;

         (b) By the Company or Jefferson in the event the Closing shall not have occurred by March 31, 1997 (the "Target Date"), unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner;

         (c) By either the Company or Jefferson upon written notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either the Company or Jefferson may, upon written notice to the other, extend the term of this Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

         (d) By the Company or Jefferson in the event that there shall have been a material breach of any obligation or covenant of the other Party hereunder and such breach shall not have been remedied within sixty (60) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

         (e) By the Company should Jefferson enter into a letter of intent or agreement with a view to being acquired by or effecting a business combination with any Person; or any agreement to merge with, to consolidate with, to combine with or to sell a material portion of its assets to, or to be acquired in any other manner by, any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise; or

         (f) By the Company should Jefferson enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority

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

establishing a formal capital plan requiring Jefferson to raise additional capital or to sell a substantial portion of its assets.

         If a Party should elect to terminate this Agreement pursuant to subsections (b), (c), (d), (e), or (f) of this Section 9.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in
Section 10.1 ("Notices") of this Agreement.

9.2 EFFECT OF TERMINATION. In the event that this Agreement should be terminated pursuant to Section 9.1 hereof, all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to another, provided, however, that a termination under Section 9.1 hereof shall not relieve any Party of any liability for wilful breach of this Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.

                                    ARTICLE X
                               GENERAL PROVISIONS

10.1 NOTICES. Any notice, request, demand and other communication which either Part hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to the Company:
                          CoBancorp Inc.
                          124 Middle Avenue
                          Elyria, Ohio  44035
                          Fax: (216) 329-8390
                          Attn:  Mr. John S. Kreighbaum, Chairman of the Board,
                                   President and Chief Executive Officer

With a copy to:
                          Grady & Associates
                          1468 West Ninth Street, Suite 620
                          Cleveland, Ohio 44113-1220
                          Fax: (216) 241-6611
                          Attn: Francis X. Grady, Esq.

If to Jefferson:
                          Jefferson Savings Bank
                          5060 Parkcenter Boulevard
                          Dublin, Ohio 43017
                          Fax: (614) 889-6482

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

                              Attn: Mr. James E. Campbell, President and Chief
                        Executive Officer

With a copy to:
                              Bricker & Eckler
                              100 South Third Street
                              Columbus, Ohio 43215-4291
                              Fax: (614) 227-2390
                              Attn: Mark J. Palmer, Esq.

or such other address as any Party hereto may hereafter designate to the other Parties in writing. Except as may be otherwise specified in this Agreement, notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

10.2 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the Parties hereto; provided, however, that the Company may assign, set over and transfer all, or any part of its rights and obligations under this Agreement to any one or more of its present or future Affiliates, but only if the Company or a publicly traded entity that controls an affiliated group of entities of which the Company is then a member remains or becomes obligated to perform the obligations of the Company under the Agreement. This Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons. Except as may be expressly provided otherwise in this Agreement, there shall be no third party beneficiaries under this Agreement.

10.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflict of laws, of the State of Ohio, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Agreement shall be heard in a court of competent jurisdiction located in Ohio.

10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

10.5 PUBLICITY. The Parties hereto will consult with each other with regard to the terms and substance of any press released, announcements or other public statements with respect to the transactions contemplated hereby. To the extent practicable, each Party shall provide the proposed text of any such press release, announcement or public statement to the other Party prior to its publication and shall permit such other Party a reasonable period to provide comments thereon.

10.6 ENTIRE AGREEMENT. This Agreement, including schedules and exhibits hereto, certificates required to be delivered hereunder and any amendments or addenda hereafter

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

executed and delivered in accordance with Section 10.8 hereof constitute the entire agreement of the Parties pertaining to the transactions contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties concerning the subject matter hereof. The schedules, annexes, exhibits and certificates attached hereto or furnished pursuant to this Agreement are hereby incorporated as integral parts of this Agreement. Except to the extent otherwise, provided herein, by specific language and not by mere implication, this Agreement is not intended to confer upon any other person not a Party to this Agreement any rights or remedies hereunder.

10.7 SEVERABILITY. If any portion or provision of this Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the validity or enforceability or the remaining portions or provisions hereof is such jurisdiction or rendering that or any other portions or provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.8 MODIFICATION, AMENDMENTS AND WAIVER. At any time prior to the Closing or termination of this Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:

         (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto;

         (b) waive any inaccuracies in the representations and warranties made by the other Party contained in this Agreement or in the schedules or exhibits hereto or any other document delivered pursuant to this Agreement;

         (c) waive compliance with any of the covenants or agreements of the other Party contained in this Agreement to the extent permitted by applicable law; and

         (d) amend or add to any provision of this Agreement; provided, however, that no provision of this Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Agreement.

10.9 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.10 PAYMENT OF EXPENSES. (a) Except as set forth herein, each of the Company, Acquisition and Jefferson shall pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

         (b) Upon any wilful breach of this Agreement, the Party committing the breach will be responsible for the costs and expenses incurred by the nonbreaching party (including reasonable attorney's fees and fees of accountants, consultants, investment bankers and others engaged in connection with the Merger contemplated hereby, and including costs and expenses incurred by the nonbreaching Party in enforcing the Agreement).

         (c) In addition to and not in limitation of a Party's right to seek reimbursement or compensation under the preceding paragraphs of this Section 10.10, if the Merger contemplated by this Agreement is not consummated by reason of (i) Jefferson's acceptance of a competing offer for merger of Jefferson or acceptance of another Acquisition Proposal, Jefferson shall pay to and reimburse the Company for the Company's reasonable costs and expenses (including reasonable attorney's fees) incurred in connection with this Agreement or (ii) the Company's acceptance of a competing offer for merger of the Company or acceptance of a proposal for acquisition of the Company or substantially all of its assets, the Company shall pay to and reimburse Jefferson for Jefferson's reasonable costs and expenses (including reasonable attorney's fees) incurred in connection with this Agreement.

10.11 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and conditions of the Parties contained in this Agreement or in any instrument of transfer or other document delivered in connection with the transactions contemplated by this Agreement shall survive the Closing or other termination of this Agreement; provided, that, to the extent necessary, such representations, warranties and covenants shall survive so as not to deprive the Company or Jefferson (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either the Company or Jefferson.

10.12 NO WAIVER. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and must be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

10.13 REMEDIES CUMULATIVE. All remedies provided in this Agreement, by law or equity, shall be cumulative and not alternative.

10.14 CONFIDENTIALITY. Any non-public or confidential information disclosed by either Jefferson or the Company (including any Company Subsidiary) to the other Parties pursuant to this Agreement or as a result of the discussions and negotiations leading to this Agreement, or otherwise disclosed, or to which any other part has acquired or may acquire access, and indicated (in writing or orally) by the disclosing Party to be nonpublic or confidential shall be kept strictly confidential and shall not be used in any manner by the recipient except in connection with the transactions contemplated by this Agreement. To that end, the Parties hereto will each, to the maximum extent practicable, restrict knowledge of and access to nonpublic or confidential information of the other Party to its officers, directors, employees and professional advisors who are directly involved in the transactions contemplated hereby and reasonably need to know such information. Further to that end, all nonpublic or confidential documents (including all copies thereof) obtained hereunder by any Party shall be returned as soon as practicable after any termination of this Agreement.

         IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement or has caused this Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

ATTEST:                          JEFFERSON SAVINGS BANK


/s/ Lynn K. Spalding             By: /s/ James E. Campbell
--------------------             -------------------------
                                          James E. Campbell
                                 Its:     President and Chief Executive
Officer


ATTEST:                          COBANCORP INC.


/s/ Mary E. Hoffman              By: /s/ John S, Kreighbaum
-------------------              --------------------------
                                          John S. Kreighbaum
                                 Its:     Chairman, President and
                                          Chief Executive Officer


ATTEST:                          PRIMESAVINGS BANK


/s/ Mary E. Hoffman              By: /s/ John S. Kreighbaum
-------------------              --------------------------
                                          John S. Kreighbaum
                                 Its:     President and Chief Executive
Officer




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